Exhibit 10.1

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”) is entered into effective as of the 23rd day of August, 2016, by and among Gran Tierra Energy International Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), Gran Tierra Energy Inc., a corporation duly formed and existing under the laws of the State of Nevada (the “Parent”), The Bank of Nova Scotia, as administrative agent (the “Administrative Agent”) and the Lenders party hereto.

WITNESSETH:

WHEREAS, Borrower, the Parent, the Administrative Agent, and Lenders are parties to that certain Credit Agreement dated as of September 18, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement as amended by this Amendment);

WHEREAS, pursuant to the Credit Agreement, Lenders have made certain Loans to the Borrower and provided certain other credit accommodations to Borrower;

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Borrower has entered into that certain Share Purchase Agreement, dated as of June 30, 2016 (the “Purchase Agreement”), by and among the Borrower, the “Vendors” (as defined in the Purchase Agreement) and Petrolatina Energy Limited, a company incorporated in England under the 1985 Act, with registered number 05173588 ("PELE"), pursuant to which the Borrower intends to acquire all of the “Purchased Securities” (as defined in the Purchase Agreement, herein, the “PELE Assets”), constituting all of the issued and outstanding Equity Interests of PELE;

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Borrower intends to finance the acquisition of the PELE Assets (the “PELE Acquisition”) with (a) the proceeds of an issuance of common Equity Interests by the Parent generating Net Cash Proceeds of no less than $160.0 million (the “Equity Issuance”), (b) the proceeds of Revolving Credit Loans (the “Revolving Credit Borrowing”), (c) cash on hand (the “Cash Consideration”) and (d) the proceeds of new term loans not to exceed $130.0 million (the “Term Loan Borrowing”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders enter into this Amendment to amend the Credit Agreement to, among other things, provide for the issuance of Term Loans under the Credit Agreement on a pari passu basis with the Revolving Loans;

WHEREAS, the Administrative Agent, Borrower and the Lenders have agreed to enter into this Amendment to amend the Credit Agreement as more particularly set forth herein;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Administrative Agent and Lenders hereto hereby agree as follows:

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Section 1.          Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement and the exhibits to the Credit Agreement are, effective as of the Third Amendment Effective Date (as defined below), hereby amended to read in their entirety as attached as Exhibit A hereto.

Section 2.           Conditions Precedent. This Amendment shall be effective on the date that each of the following conditions precedent is satisfied or waived in accordance with Section 12.02 of the Credit Agreement (the “Third Amendment Effective Date”):

2.1         Counterparts. Administrative Agent shall have received from the Lenders, the Parent and the Borrower, counterparts (in such number as may be requested by the Administrative Agent) of this Amendment signed on behalf of such Persons.

2.2         Fees and Expenses. The Borrower shall have paid to the Administrative Agent and the Lenders all fees required to be paid by the Borrower (including pursuant to that certain Fee Letter dated as of June 30, 2016 between the Parent and the Administrative Agent (the “Third Amendment Fee Letter”), and all expenses required to be paid by the Borrower under Section 12.03 of the Credit Agreement for which invoices have been presented at least 3 Business Days before the Third Amendment Effective Date (other than fees of counsel to the Administrative Agent).

2.3         Acquisition Conditions.

(a)          The Administrative Agent shall have received a true and correct fully-executed copy of the Purchase Agreement (including all amendments, modifications, exhibits and schedules thereto) effecting the PELE Acquisition and other material side letters or agreements relating to the PELE Acquisition, and a certificate of an authorized officer of the Borrower certifying the same.

(b)          Subject only to the funding of the Term Loans on the Third Amendment Effective Date, the PELE Acquisition shall have closed in accordance with the Purchase Agreement without giving effect to any waiver, modification or consent thereunder, or the failure to satisfy any condition in Section 6.1(a) thereof, that is materially adverse to the interests of the Lenders unless approved by the Administrative Agent (such approval not to be unreasonably withheld) (it being understood that (a) any such amendment or waiver that changes any third party beneficiary rights applicable to the Administrative Agent or the Lenders or the governing law provision or any increase in the amount of the purchase price under the Purchase Agreement (other than any increase in the amount of the purchase price paid in the form of, or funded with the proceeds of, common Equity Interests of the Parent) shall be deemed to be materially adverse to the interests of the Lenders and (b) any decrease in the amount of the purchase price under the Purchase Agreement of 10% or less shall be deemed not to be materially adverse to the interests of the Lenders) and the Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying the same.

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(c)          The Administrative Agent shall have received evidence that the Parent shall have received net proceeds from the Equity Issuance in an amount of no less than US$160.0 million which proceeds shall have been applied to the purchase price under the Purchase Agreement.

(d)          After giving pro forma effect to the consummation of collectively, (i) the PELE Acquisition, (ii) the Equity Issuance, (iii) application of the Cash Consideration, (iv) the RBL Borrowing, (v) the borrowings of Term Loans under the Credit Agreement on the Third Amendment Effective Date and (vi) the payment of fees, commissions and expenses in connection with each of the foregoing (including pursuant to the Loan Documents (including the Third Amendment Fee Letter)) (collectively, the “Transactions”) on the Third Amendment Effective Date, the Credit Parties shall have at least US$100.0 million of liquidity, comprised of borrowing capacity available under the Credit Agreement (but only to the extent that the Borrower is able to satisfy Section 6.02 of the Credit Agreement on such date) and cash not subject to a Lien (other than Liens securing the Secured Obligations).

(e)          The Administrative Agent shall have received the Parent’s unaudited financial statements for the fiscal quarter ending March 31, 2016.

(f)          The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ending March 31, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case based on internal management information.

(g)          The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or another officer of each Credit Party (a) setting forth (i) resolutions of its board of directors or other applicable governing body with respect to the authorization of such Credit Party to execute and deliver this Third Amendment and the other Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the directors and/or officers of such Credit Party (y) who are authorized to sign the Loan Documents to which such Credit Party is a party and (z) who will, until removed from the board of directors or replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized directors and/or officers, and (iv) the articles or certificate of incorporation and bylaws or memorandum and articles of association (or other organizational documents) of such Credit Party, certified as being true and complete or (b) certifying that (i) there have been no changes to any of the organizational documents of such Credit Party attached to the prior certificate of such Secretary, Assistant Secretary or other officer of such Credit Party and (ii) the resolutions of such Credit Party attached to such prior certificate remain in full force and effect and authorize the execution and delivery of this Third Amendment and the other Loan Documents to which such Credit Party is a party and its entry into the transactions contemplated by such documents.

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(h)          The Administrative Agent shall have received an opinion of (i) Bracewell LLP, special New York counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (ii) Maples and Calder, Cayman Islands legal counsel to the Borrower, in form and substance satisfactory to the Administrative Agent (iii) Stikeman Elliott (London) LLP, special United Kingdom counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iv) A&C Legal, special Colombian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (v) Ventura Garcés & López-Ibor Abogados, special Spanish counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, and (vi) Patton, Moreno & Asvat, special Panamanian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent; and

(i)          The Administrative Agent shall have received a certificate from a director of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Credit Parties, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

(j)          Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on the date hereof after giving effect to the amendments set forth herein, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.

(k)          The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) signed by PELE and its Subsidiaries constituting Subsidiary Guarantors of an Assumption Agreement to that certain Guaranty and Collateral Agreement, dated as of September 18, 2015, by and among the Borrower, the Parent, the Administrative Agent, and the other parties thereto.

(l)          The Administrative Agent shall have filed, or will file on the Effective Date, UCC-1 financing statements as the Administrative Agent may deem necessary or advisable to perfect the security interests created by the Security Instrument set forth in clause (k) above.

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(m)          The Administrative Agent shall have received (i) certificates, to the extent applicable, together with undated, blank stock powers or share transfer forms for each such certificate, representing all of the issued and outstanding Equity Interests of each Credit Party, other than PELE, and (ii) a share charge over the shares in PELE granted by the Borrower in favor of the Administrative Agent.

(n)          The Administrative Agent shall have received duly executed Notes and Colombian Notes payable to each Lender in a principal amount equal to its Term Loan Commitment and Maximum Credit Amount dated as of the Third Amendment Effective Date.

(o)          The Administrative Agent shall have received lien searches on PELE, all of its Subsidiaries and PELE’s and such Subsidiaries’ assets.

(p)          Since December 31, 2015, there shall not have occurred any Target Material Adverse Change. “Target Material Adverse Change” means any change, event, occurrence, effect or circumstance that: (i) is or would reasonably be expected to be material and adverse to the business, condition (financial or otherwise), assets or results of operations of PELE and its Subsidiaries, taken as a whole, other than changes, effects, or circumstances resulting from or arising in connection with economic factors affecting the economy as a whole, or factors generally affecting the industry or specific markets in which PELE and its Subsidiaries operate or attributable to the announcement or performance of the transactions contemplated by the Purchase Agreement or the Additional Share Transactions (as defined in the Purchase Agreement), or both, situations of war or terrorism or changes in Applicable Law (as defined in the Purchase Agreement) or GAAP, provided that in each case, such matter does not have a materially disproportionate effect on any of PELE and its Subsidiaries, relative to other comparable companies and entities operating in the industries in which any of PELE and its Subsidiaries operates; or (B) would reasonably be expected to prevent or materially delay or impair the ability of any of the Vendors (as defined in the Purchase Agreement) to perform its obligations under the Purchase Agreement or to consummate the transactions contemplated therein.

(q)          The Administrative Agent and the Lenders shall have received, to the extent requested by the Administrative Agent or such Lender at least 10 days prior to the Third Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable ‘know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in respect of the Credit Parties after giving pro forma effect to the Transactions.

Section 3.           Representations and Warranties of Borrower. To induce the Lenders and Administrative Agent to enter into this Amendment, Borrower hereby represents and warrants to Lenders and Administrative Agent as follows:

3.1         Reaffirm Existing Representations and Warranties. Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on the date hereof after giving effect to the amendments set forth herein, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.

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3.2         Due Authorization; No Conflict. The execution, delivery and performance by Borrower of this Amendment are within Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of this Amendment). The execution, delivery and performance by Borrower of this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of this Amendment, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Document or any indenture, agreement or other instrument binding upon Borrower or any other Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of any Lien on any Property of Borrower or any other Credit Party (other than the Liens created by the Loan Documents).

3.3         Validity and Enforceability. This Amendment constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.4         Acknowledgment of No Defenses. Borrower acknowledges that it has no defense to (a) Borrower’s obligation to pay the Obligations when due, or (b) the validity, enforceability or binding effect against Borrower or any other Credit Party of the Credit Agreement or any of the other Loan Documents (to the extent a party thereto) or any Liens intended to be created thereby.

Section 4.           Miscellaneous.

4.1         Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. This Amendment shall not limit or impair any Liens securing the Obligations, each of which are hereby ratified, affirmed and extended to secure the Obligations as it may be increased pursuant hereto. This Amendment constitutes a Loan Document.

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4.2         Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.3         Counterparts. This Amendment may be executed in counterparts, including, without limitation, by electronic signature, and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until each Credit Party and the Lenders have executed a counterpart. Facsimiles or other electronic transmissions (e.g. pdfs) of such executed counterparts shall be effective as originals.

4.4         Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

4.5         Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

4.6         Effectiveness. This Amendment shall be effective automatically and without necessity of any further action by Borrower, Administrative Agent or Lenders when counterparts hereof have been executed by each Credit Party and the Lenders.

4.7         Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

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BORROWER:	gran tierra energy international holdings ltd.

	By:	/s/ Adrián Santiago Coral Pantoja
	Name:	Adrián Santiago Coral Pantoja
	Title:	Director

PARENT:	GRAN TIERRA ENERGY INC.

	By:	/s/ Gary S. Guidry
	Name:	Gary S. Guidry
	Title:	President & C.E.O.

Signature Page – Third Amendment

ADMINISTRATIVE AGENT:	THE BANK OF NOVA SCOTIA,

	By:	/s/ Philip Lloyd
	Name:	Philip Lloyd
	Title:	Director, International Banking

	By:	/s/ Enrique Lopez
	Name:	Enrique Lonez
	Title:	Vice President, International Banking

Signature Page – Third Amendment

LENDERS:	THE BANK OF NOVA SCOTIA, as a Lender

	By:	/s/ Philip Lloyd
	Name:	Philip Lloyd
	Title:	Director, International Banking

	By:	/s/ Enrique Lopez
	Name:	Enrique Lonez
	Title:	Vice President, International Banking

Signature Page – Third Amendment

SOCIÉTÉ GÉNÉRALE,
as a Lender

By:	/s/ Max Sonnostine
Name:	Max Sonnostine
Title:	Director

Signature Page – Third Amendment

HSBC Bank Canada,
as a Lender

By:	/s/ Jason Lang
Name:	Jason Lang
Title:	Director, Resources & Energy Group

By:	/s/ Adam Lamb
Name:	Adam Lamb
Title:	Assistant Vice President
Oil & Gas Large Corporate

Signature Page – Third Amendment

Export Development Canada,
as a Lender

By:	/s/ James Babbitt
Name:	James Babbitt
Title:	Principal, Extractive Industries/
Structured and Project Finance

By:	/s/ Frank Kelly
Name:	Frank Kelly
Title:	Director Extractive Industries
Structured and Project Finance

Signature Page – Third Amendment

Natixis, New York Branch,
as a Lender

By:	/s/ Gabriela Davies
Name:	Gabriela Davies
Title:	Executive Director

By:	/s/ Morvan Mallegol
Name:	Morvan Mallegol
Title:	Director

Signature Page – Third Amendment

Royal Bank of Canada,
as a Lender

By:	/s/ Bryn R. Davies
Name:	Bryn R. Davies
Title:	Authorized Signatory

Signature Page – Third Amendment

EXHIBIT A

CREDIT AGREEMENT

Dated as of September 18, 2015

among

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.,
as Borrower

GRAN TIERRA ENERGY INC.,
as Parent

The Bank of Nova Scotia,
as Administrative Agent and Global Coordinator,

THE BANK OF NOVA SCOTIA and SOCIÉTÉ GÉNÉRALE,
as Joint Lead Arrangers and Joint Bookrunners

For the Revolving Loans

THE BANK OF NOVA SCOTIA

As Sole Lead Arranger and Bookrunner

For the Term Loans

and

The Lenders Party Hereto

i

ii

iii

iv

Section 12.19	English Language	122
Section 12.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	122
Section 12.21	Security Trustee	123

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts
Exhibit A-1	Form of Revolving Credit Note
Exhibit A-2	Form of Term Loan Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G	Petrolatina Constitutional Document Amendments

Schedule 1.02(a)	Hydrocarbon Properties/Concession Agreements
Schedule 1.02(b)	Eligible Buyers
Schedule 1.02(c)	Offtake Agreements
Schedule 1.02(d)	Guarantors
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.13	Subsidiaries
Schedule 7.18	Swap Agreements
Schedule 9.02	Debt
Schedule 9.03	Liens
Schedule 9.05	Investments
Schedule 9.13	Transactions with Affiliates

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THIS CREDIT AGREEMENT dated as of September 18, 2015, is among: GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”); GRAN TIERRA ENERGY INC., a corporation duly formed and existing under the laws of the State of Nevada (the “Parent”); each of the Lenders from time to time party hereto; THE BANK OF NOVA SCOTIA (in its individual capacity, “Scotiabank”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as global coordinator (in such capacity, together with its successors in such capacity, the “Global Coordinator”); and the other agents and lenders party hereto.

RECITALS

A.           The Borrower and the Parent have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B.           The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

Article I
Definitions and Accounting Matters

Section 1.01         Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02         Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1203647 Alberta Inc.” means 1203647 Alberta Inc., a corporation organized under the laws of the Province of Alberta.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Consolidated Net Income” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent such expenses or charges reduced Consolidated Net Income for such period: depreciation, depletion, amortization, exploration expenses and all other noncash charges, minus all noncash income added to Consolidated Net Income.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

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“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that (a) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, or (b) owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of such specified Person (other than as a limited partner of such specified Person).

“Agents” means, collectively, the Administrative Agent and the Global Coordinator; and “Agent” means either the Administrative Agent or the Global Coordinator, as the context requires.

“Aggregate Maximum Revolving Credit Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.07. On the Effective Date, the Aggregate Maximum Revolving Credit Amounts is $500,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“ANH” means Agencia Nacional de Hidrocarburos.

“Anti-Corruption Laws” means the FCPA, the UK Bribery Act of 2010, and all similar laws, rules, and regulations of any Governmental Authority having jurisdiction over any Credit Party from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any governmental agency having jurisdiction over any Credit Party, or to which any Credit Party is subject.

“Anti-Terrorism Laws” shall mean any requirement of Law related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), and Executive Order 13224 (effective September 24, 2001).

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“Applicable Margin” means, for any day, (a) with respect to any Eurodollar Term Loans, 6.00%, (b) with respect to any ABR Term Loans, 5.00% and (c) with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid
Borrowing Base Utilization Percentage	<25%	≥25%, but <50%	≥50%, but <75%	≥75%, but <90%	≥90%
ABR Loan Margin	1.00%	1.25%	1.50%	1.75%	2.00%
Eurodollar Loan Margin	2.00%	2.25%	2.50%	2.75%	3.00%

Each change in the Applicable Margin with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, as the case may be, shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.

“Applicable Percentage” means, with respect to any Lender, the fraction expressed as a percentage obtained by dividing (a) the sum of such Lender’s outstanding Term Loan plus such Lender’s Revolving Credit Commitment by (b) the sum of the total outstanding Term Loans plus the total Revolving Credit Commitments; provided that for purposes of this definition, if the Revolving Credit Commitments are terminated in full or have expired, then each Revolving Credit Lender’s Revolving Credit Commitment and the total Revolving Credit Commitments shall be the amounts thereof immediately prior to giving effect to any such termination of such Revolving Credit Commitments.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage of the Aggregate Maximum Revolving Credit Amounts represented by such Revolving Credit Lender’s Maximum Revolving Credit Amount; provided that if the Revolving Credit Commitments are terminated in full or have expired, the Applicable Revolving Credit Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Term Loan Percentage” means, with respect to any Term Lender (a) at any time prior to the Third Amendment Effective Date, the percentage of the total Term Loan Commitments represented by such Term Lender’s Term Loan Commitment as such percentage is set forth on Annex I as modified by Section 2.01, and (b) thereafter, the percentage of the total outstanding Term Loans represented by such Term Lender’s Term Loans.

“Approved Counterparty” means any Lender or any Affiliate of a Lender.

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“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) GLJ Petroleum Consultants Ltd., (b) McDaniel & Associates Consultants, and (c) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Argosy Energy, LLC” means Argosy Energy, LLC, a Delaware limited liability company.

“Arrangers” means, collectively, (a) The Bank of Nova Scotia and Société Générale, in their capacities as the joint lead arrangers and joint bookrunners hereunder with respect to the Revolving Loans and (b) The Bank of Nova Scotia, in its capacity as sole lead arranger and bookrunner with respect to the Term Loans.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Revolving Loan Termination Date.

“Available Amount” means, at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication): (a) $100,000,000.00, (b) (i) plus (if such number is positive) 50% of Adjusted Consolidated Net Income or (ii) minus (if such number is negative) 100% of Adjusted Consolidated Net Income, in either case, for the period (taken as one accounting period) from July 1, 2015 to the end of the fiscal quarter most recently ended in respect of which a compliance certificate has been delivered as required pursuant to Section 8.01(c), plus (c) the Net Cash Proceeds of any Permitted Equity Issuance (other than any Permitted Equity Issuance the proceeds of which are used to pay a portion of the consideration for the PELE Acquisition) after the Effective Date; as such total amount shall be reduced dollar for dollar from time to time (i) to the extent that all or a portion of the Available Amount is applied prior to such date to make Investments to the extent permitted by Section 9.05(m), (ii) by the amount of any Net Cash Proceeds of any Permitted Equity Issuance (other than any Permitted Equity Issuance the proceeds of which are used to pay a portion of the consideration for the PELE Acquisition) required to be used to prepay Term Loans pursuant to Section 3.04(c)(vi) and (iii) to the extent such amount has been applied prior to such date for any acquisitions of Property or Investments permitted by Sections 9.05(g)(ii), (i), (k) or (l).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bermuda Security Documents” means, collectively, each of the following documents:

(a)          a deed of charge agreement executed and delivered by Gran Tierra Energy Colombia to the Administrative Agent dated as of the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(b)          a deed of charge agreement executed and delivered by Petrolifera to the Administrative Agent dated as of the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(c)          the Deposit Account Control Agreement (Gran Tierra Energy Colombia);

(d)          the Deposit Account Control Agreement (Petrolifera); and

(e)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Bermuda of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Bid End Date” has the meaning assigned to such term in the definition of “NCIB Buyback”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.08, as the same may be adjusted from time to time pursuant to Section 9.11(d).

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“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, Toronto, Calgary or Bogota, Colombia are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in US Dollar deposits in the London interbank market.

“Canadian Security Documents” means, collectively, each of the following documents:

(a)          a general security agreement executed and delivered by each of the Parent, Solana Resources Limited, Gran Tierra Exchangeco Inc., Gran Tierra Callco ULC, 1203647 Alberta Inc., Gran Tierra Goldstrike Inc. and Gran Tierra Energy Canada ULC in favour of the Administrative Agent (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent;

(b)          one or more securities pledge agreements executed and delivered by Parent, Gran Tierra Exchangeco Inc., Gran Tierra Callco ULC, 1203647 Alberta Inc., Gran Tierra Goldstrike Inc. and Gran Tierra Energy Cayman Islands Inc., respecting all of the issued and outstanding shares in Gran Tierra Callco ULC, 1203647 Alberta Inc., Solana Resources Limited, Gran Tierra Exchangeco Inc., Gran Tierra Goldstrike Inc. and Gran Tierra Energy Canada ULC (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent; and

(c)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Canada or any province thereof of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateral” has the meaning assigned such term in Section 2.09(j)(ii).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent (as a first priority, perfected security interest), for the benefit of the Issuing Bank, cash in US Dollars, at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent. “Cash Collateralized” has a correlative meaning.

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“Cash Equivalents” means any Investment of the types described in Section 9.05(c) through (f), and any other Investments of a similar nature approved by the Administrative Agent in its sole discretion.

“Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation, seizure, taking or similar proceeding of, any Property of any Credit Party.

“Cayman Security Documents” means, collectively, each of the following documents:

(a)          equitable mortgages over the shares of the Borrower, Petrolifera, and Gran Tierra Energy Cayman Islands Inc., together with all annexures thereto, governed by the laws of the Cayman Islands (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent; and

(b)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Cayman Islands of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated, (c) the failure of the Parent to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Borrower, (d) the Borrower shall cease to be Controlled by the Parent, or (e) any Fundamental Change occurs.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, or in implementation thereof and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor similar authority) or the United States or Canadian financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated, issued or implemented.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided in the definition of “FATCA”), and the regulations promulgated thereunder.

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“Collateral” means all the “Collateral” and “Derechos”, in each case, as defined in the applicable Security Instruments and all other Property, now owned or hereafter acquired on which Liens have been granted (or are required to have been granted) to the Administrative Agent, for the benefit of the Secured Parties, or to each Secured Party, as applicable, to secure the Secured Obligations; provided that “Collateral” shall exclude any “Excluded Property” as defined in the Guaranty Agreement.

“Collateral Account” has the meaning assigned such term in Section 2.09(j)(ii).

“Collection Account” means a deposit account approved by the Administrative Agent, and maintained with Scotiabank, as depositary (or its successors in such capacity), or HSBC Bank Bermuda Limited or one or more other banks satisfactory to the Administrative Agent.

“Colombia” means The Republic of Colombia.

“Colombian Branches” means, collectively, (a) Petrolifera Petroleum (Colombia) Limited, the Colombian branch office of Petrolifera, and (b) Gran Tierra Energy Colombia, Ltd., the Colombian branch office of Gran Tierra Energy Colombia.

“Colombian Hydrocarbon Properties” means (a) as of the Effective Date, the Hydrocarbon Interests set forth on Schedule 1.02(a); and (b) from time to time and at any time after the Effective Date, all Hydrocarbon Interests in Colombia in which the Borrower or any Subsidiary shall have an interest and that have been included in the Borrowing Base.

“Colombian Notes” means the Colombian law pagarés with blank spaces and their corresponding letters of instruction, issued by the Borrower and described in Section 2.03(d), in form and substance satisfactory to the Administrative Agent, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Colombian Oil and Gas Properties” means Oil and Gas Properties of the Credit Parties located in Colombia.

“Colombian Pesos” refers to lawful money of Colombia.

“Colombian Peso Offtake Agreements” means any Offtake Agreements pursuant to which payments are made by the applicable Offtaker in Colombian Pesos; provided, that the payments made by the Offtakers thereunder do not exceed, in the aggregate, an amount equal to the Colombian Peso equivalent of $3,000,000 during any 12 month period.

“Colombian Security Documents” means, collectively, each of the following documents:

(a)          a security agreement (garantía mobiliaria) over the economic rights of Gran Tierra Energy Colombia and Petrolifera in Colombia under each Concession Agreement to which it is a party in existence on the Effective Date, governed by the laws of Colombia and dated on or about the Effective Date (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time), in form and substance satisfactory to the Administrative Agent, granting in favor of the Administrative Agent and each other Secured Party a first priority security interest in such rights; and

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(b)          any other documents reasonably required by the Administrative Agent to be executed in connection with the creation, attachment and/or perfection under the laws of Colombia of the security interests to be granted pursuant to the aforementioned security documents or any of the other Security Instruments.

“Commitments” means, collectively, the Term Loan Commitments and the Revolving Credit Commitments of all the Lenders, and “Commitment” means any Term Loan Commitment and/or Revolving Credit Commitment of a Lender, as the context requires.

“Commodity Hedging Agreement” means (a) any swap, forward, cap, floor, collar or other similar transaction relating to the price of any category of Hydrocarbons or any index calculated based on the price of one or more categories of Hydrocarbons, (b) any option with respect to any of the foregoing transactions, (c) physical forward contracts for set prices; provided that payment is not made prior to delivery and (d) any combination of the foregoing transactions.

“Concession Agreements” means, collectively, (a) each Hydrocarbon concession, license, participation, exploration and production contract, production sharing agreement or other similar agreement entered into between any Credit Party and any Governmental Authority or other Person listed on Schedule 1.02(a), and (b) any other Hydrocarbon concession, license, participation, exploration and production contract, production sharing agreement or other similar agreement entered into between any Credit Party and any Governmental Authority or other Person, as each such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with this Agreement.

“Consolidated Net Income” means with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Parent or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary or is merged into or consolidated with the Parent or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary non-cash gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided, further that if the Parent or any Consolidated Restricted Subsidiary shall acquire or dispose of any Property during such period, then the Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

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“Consolidated Restricted Subsidiaries” means each Restricted Subsidiary of the Parent which is a Consolidated Subsidiary.

“Consolidated Subsidiaries” means each Subsidiary of the Parent (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Notes” means any Senior Debt that is convertible into, or exchangeable for, Equity Interests constituting common stock of any Credit Party.

“Convertible Senior Notes Documents” shall mean, collectively, any notes evidencing any Convertible Senior Notes, any Convertible Senior Notes Indenture, and all other agreements, documents and instruments now or at any time executed and delivered by the Parent or any other Credit Party in connection with any Convertible Senior Notes.

“Convertible Senior Notes Indenture” means any indenture (including the Initial Convertible Senior Notes Indenture) pursuant to which any Convertible Senior Notes are issued.

“Credit Parties” means, collectively, the Parent, the Borrower and each Subsidiary Guarantor.

“Creditor Party” means the Administrative Agent, the Issuing Bank or any Lender.

“C T Corporation” means C T Corporation System, a Delaware corporation.

“Currency Exchange Agreement” means any agreement or arrangement providing for the transfer or mitigation of risks of fluctuations in the exchange rate between currencies either generally or under specific contingencies.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

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“Dedicated Cash Receipts” means all cash received by or on behalf of any Credit Party with respect to the following: (a) any amounts payable under or in connection with any Swap Agreement or Material Document (including, without limitation, payments or proceeds from Offtake Agreements); (b) cash representing operating revenue earned or to be earned by any Credit Party; (c) proceeds from Loans; and (d) any other cash received by any Credit Party from whatever source arising from or relating to business, operations and assets of the Credit Parties located in Colombia; provided that “Dedicated Cash Receipts” shall not include any of the following: (i) liability insurance proceeds required to be paid directly to third parties, (ii) payments made to any Credit Party for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) payments made in Colombian Pesos received pursuant to the Colombian Peso Offtake Agreements.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Creditor Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Creditor Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Creditor Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Creditor Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.

“Deposit Account Control Agreement” means a deposit account control agreement in form and substance satisfactory to the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Deposit Account Control Agreement (Gran Tierra Energy Colombia)” means the Deposit Account Control Agreement dated as of the Effective Date among Gran Tierra Energy Colombia, the Administrative Agent and HSBC Bank Bermuda Limited (and its successors in such capacity), as the same may be amended, modified or supplemented from time to time.

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“Deposit Account Control Agreement (Petrolifera)” means the Deposit Account Control Agreement dated as of the Effective Date among Petrolifera, the Administrative Agent and HSBC Bank Bermuda Limited, as depositary (or its successors in such capacity), as the same may be amended, modified or supplemented from time to time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself, or whose government, is the subject of any Sanction.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income Taxes, depreciation, depletion, amortization, exploration expenses and other similar noncash charges, minus all noncash income added to Consolidated Net Income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Eligible Buyers” means (a) Ecopetrol S.A., (b) Petrobras Internacional Braspetro B.V., (c) Petrobras Colombia Limited, (d) each of the Persons listed on Schedule 1.02(b), (e) in the case of Colombian Hydrocarbon Properties not operated by any Credit Party, any buyer approved by the operator thereof other than an Affiliate of the Parent, and (f) any additional Persons that have been approved in writing by the Administrative Agent and the Majority Lenders, acting reasonably, at the time of the purchase of crude oil or other Hydrocarbons by such Person from any Credit Party; provided that the approval of the Administrative Agent and the Majority Lenders shall not be required in connection with any Offtake Agreement if the aggregate amount of all payments made pursuant to such Offtake Agreement by the Offtaker does not exceed $5,000,000 during any 12 month period; provided, further that any such Person shall cease to be an Eligible Buyer if:

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(i)          any Credit Party has received any written notice or otherwise has knowledge that such Person is the subject of any bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up proceeding or action (whether voluntary or involuntary); or

(ii)         at the time any such determination is made, more than 10% of the aggregate amount of accounts due from such Person in respect of its purchase of crude oil or other Hydrocarbons from any Credit Party has at such time remained unpaid for more than 30 days (measured from the due date specified in the original invoice therefor).

“Engineering Reports” has the meaning assigned such term in Section 2.08(c)(i).

“Entitled Person” has the meaning assigned such term in Section 12.13.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent or any Subsidiary is conducting, or at any time has conducted, business, or where any Property of the Parent or any Subsidiary is located.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, ordinary shares, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or common, preferred, or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

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“Excepted Debt” means (a) Debt in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice or industry practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims); (b) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations (including such obligations in respect of letters of credit and bank guarantees related thereto and such obligations incurred to secure health, safety and environmental obligations), in each case, not in connection with money borrowed and provided in the ordinary course of business or consistent with past practice; (c) cash management obligations, cash management services and other Debt in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; (d) Debt arising from agreements of the Parent or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Equity Interests permitted hereunder; (e) Debt representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; and (f) endorsements of negotiable instruments incurred in the ordinary course of business.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Parent or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Parent or any Subsidiary that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business and (h) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

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“Excluded Cash” means, with respect to cash and Cash Equivalents held by the Credit Parties, on any date of determination, any (i) Cash Collateral, (ii) cash collateral or cash deposits received from a Person (other than a Credit Party) and held by a Credit Party, (iii) cash collateral given by a Credit Party to another Person (other than a Credit Party) and other cash, in each case, held by or on behalf of, another Person (other than a Credit Party) pursuant to any contractual or regulatory obligation, (iv) cash necessary to cover daylight overdrafts, and (v) cash on hand necessary to fund (A) those obligations payable within the immediately succeeding five Business Days and (B) those trade or trading obligations to be prepaid in the ordinary course of business in lieu of posting collateral within the immediately succeeding five Business Days.

“Excluded Offtake Agreements” means any Offtake Agreements (other than the Colombian Peso Offtake Agreements) which, in the aggregate with all other Excluded Offtake Agreements, provide that the payments made by the Offtakers thereunder do not exceed, in the aggregate, an amount equal to $10,000,000 during any 12 month period.

“Excluded Swap Obligations” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes or similar Taxes imposed by any jurisdiction in which any Credit Party is located, (c) Taxes attributable to such recipient’s failure to comply with Section 5.03(e) and (d) any United States withholding Tax that is imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of August 30, 2013 among the Borrower, the Parent, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other agents party thereto (as heretofore amended, modified, supplemented or restated).

“Fair Market Value” shall mean, with respect to any Property on any date of determination, the value of the consideration obtainable in a sale of such Property or at such date of determination assuming a sale by a willing seller to a non-affiliated willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such Property.

15

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection therewith, and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively (a) the Agency Fee Letter dated as of August 18, 2015, between the Parent and the Administrative Agent and (b) the Fee Letter dated as of June 30, 2016, between the Parent and the Administrative Agent.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent.

“Financial Statements” means the financial statement or statements of the Parent and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Foreign Lender” means any Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction, and Canada and each Province thereof shall be deemed to constitute a single jurisdiction.

“Fundamental Change” has the meaning given to the term “fundamental change” in the Initial Convertible Senior Notes Indenture or the meaning given to the term “fundamental change” as defined in any other Convertible Senior Notes Indenture in a manner substantially consistent with the definition of “fundamental change” as defined in the Initial Convertible Senior Notes Indenture.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, Canada, Colombia, Bermuda, the Cayman Islands, Spain, the United Kingdom or Panama, any other nation or any political subdivision thereof, whether state, department, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, resolution, instruction, circular, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Gran Tierra Callco ULC” means Gran Tierra Callco ULC, an unlimited liability corporation organized under the laws of the Province of Alberta, Canada.

“Gran Tierra Energy Colombia” means Gran Tierra Energy Colombia, Ltd., a limited partnership organized under the laws of Utah.

“Gran Tierra Energy Canada ULC” means Gran Tierra Energy ULC, an unlimited liability corporation organized under the laws of the Province of Alberta, Canada.

“Gran Tierra Exchangeco Inc.” means Gran Tierra Exchangeco Inc., a corporation organized under the laws of the Province of Alberta.

“Gran Tierra Goldstrike Inc.” means Gran Tierra Goldstrike Inc., a corporation organized under the laws of the Province of Alberta.

“Guarantor” means (a) the Parent and (b) each Subsidiary that guarantees or is required to guarantee the Secured Obligations hereunder (including pursuant to Section 6.01 and Section 8.14(a)). On the Third Amendment Effective Date, the Subsidiaries set forth on Schedule 1.02(d) are Guarantors.

“Guaranty Agreement” means that certain Guaranty and Collateral Agreement executed by the Credit Parties in form and substance satisfactory to the Administrative Agent, unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes, the Colombian Notes or on other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

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“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to (a) Hydrocarbon reserves from which Hydrocarbons may or may potentially be severed or extracted, whether directly or indirectly, including, without limitation, by virtue of any Concession Agreement, similar arrangement or otherwise and (b) any Concession Agreement, oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

"Initial Convertible Senior Notes Indenture " shall mean an indenture that provides for the issuance of Convertible Senior Notes on substantially those terms set forth in that certain Preliminary Offering Memorandum, dated as of March 31, 2016.

“Initial Reserve Report” means the report of GLJ Petroleum Consultants Ltd. dated as of February 2, 2015, evaluating the Colombian Hydrocarbon Properties of the Credit Parties as of December 31, 2014.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent and the Consolidated Restricted Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense,.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if agreed to by the Lenders, 12, months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Interest Rate Protection Agreement” means any interest rate swap, cap or collar agreement or similar arrangement providing for the transfer or mitigation of interest risks, either generally or under specific contingencies.

“Interim Redetermination” has the meaning assigned such term in Section 2.08(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.08(d).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Issuing Bank” means Scotiabank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i), and/or one or more other Lenders selected by the Borrower who agree to act as an issuer of Letters of Credit (and are approved by Administrative Agent in its reasonable discretion). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall mean “each Issuing Bank” or “the applicable Issuing Bank”, as the context may require, and shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“LC Commitment” at any time means $100,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Revolving Credit Percentage of the total LC Exposure at such time.

“Lead Manager” means each of Export Development Canada and Natixis, New York Branch.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. The term “Lenders” shall include both Term Lenders and Revolving Credit Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for US Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion (in each case, the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.03 in the event that the Administrative Agent shall reasonably conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided further, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Adjusted LIBOR Rate for such Interest Period.

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“LIBO Screen Rate” has the meaning assigned such term in the definition in “LIBO Rate”.

“Lien” means any interest in Property (whether in the form of an easement, restriction, servitude, permit, condition, covenant, exception, reservation or otherwise) securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, garantía mobiliaria, hypothecation, antichresis, usufruct, security agreement, conditional sale, deed of trust, assignment in trust, or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. For the purposes of this Agreement, the Parent and each Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate” means, with respect to any Swap Agreement, the sale, assignment, novation, unwind or termination of all or any part of such Swap Agreement or the creation of an offsetting position against all or any part of such Swap Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loan Documents” means this Agreement, the Notes, the Colombian Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments and the Fee Letter.

“Loans” means, collectively, the Term Loans and Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandated Lead Arranger” means HSBC Bank Canada.

“Majority Lenders” means, (a) at any time while there are Revolving Credit Commitments outstanding, Lenders having more than fifty percent (50%) of (i) the Aggregate Maximum Revolving Credit Amounts and (ii) the aggregate amount of Term Loans outstanding of all Lenders and (b) at any time when there are no Revolving Credit Commitments outstanding, Lenders holding more than fifty percent (50%) of the sum of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Majority Revolving Credit Lenders” means, (a) at any time while there are Revolving Credit Commitments outstanding, Revolving Credit Lenders having more than fifty percent (50%) of the Aggregate Maximum Revolving Credit Amounts and (b) at any time when there are any Revolving Loans or LC Exposure outstanding, Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit of all Revolving Credit Lenders (without regard to any sale by a Revolving Credit Lender of a participation in any Revolving Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts and the principal amount of the Revolving Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Revolving Credit Lenders.

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“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Documents” means, collectively, each Offtake Agreement and each Concession Agreement to which any Credit Party is a party.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), including, but not limited to, any Convertible Senior Notes or obligations in respect of one or more Swap Agreements, of any one or more of the Parent or any Subsidiary or, with respect to Section 7.07(b) only, any Credit Party, in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary or, with respect to Section 7.07(b) only, any Credit Party, in respect of any Swap Agreement at any time shall be the Swap Termination Value of such Swap Agreement.

“Material Subsidiary” means (a) Petrolifera, (b) Gran Tierra Energy Colombia, (c) as of any date of determination, any Subsidiary that (i) owns or has an interest in any Property assigned value in the Borrowing Base then in effect, as determined by the Administrative Agent, or (ii) does business in Colombia, and (d) any Subsidiary that at any time owns or has an interest in Oil and Gas Properties that have produced Hydrocarbons at any time; provided that the term “Material Subsidiary” shall not include (i) the Borrower, (ii) any Subsidiary that would constitute a “Material Subsidiary” under clause (d) above solely as a result of the ownership of or interest in Oil and Gas Properties located in Argentina, Peru or Brazil, or (iii) any Unrestricted Subsidiary.

“Maximum Revolving Credit Amount” means, as to each Revolving Credit Lender, the amount set forth opposite such Revolving Credit Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.07(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Credit Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“NCIB Buyback” means any normal course issuer bid through the facilities of the Toronto Stock Exchange and the New York Stock Exchange by the Parent whereby the Parent has the ability to repurchase (each such repurchase by the Parent in connection with any NCIB Buybank, a “Repurchase”) for cancellation of up to approximately 5% of the Parent’s aggregate issued and outstanding shares of common Equity Interests at such time until the first anniversary of the issuer bid (such date, the “Bid End Date”).

“Net Cash Proceeds” means with respect to any Permitted Equity Issuance, any incurrence of Debt or any sale or other disposition (including, without limitation, as a result of a Casualty Event) of any Property pursuant to Sections 9.11(d) or (e), as applicable, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

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“New Borrowing Base Notice” has the meaning assigned such term in Section 2.08(d).

“Non-Consenting Lender” has the meaning assigned such term in Section 2.09(b).

“Non-Defaulting Lenders” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the Term Loan Notes and the Revolving Credit Notes, or any of them, as the context requires.

“Obligations” means the collective reference to (a) all obligations, liabilities and amounts owing or to be owing by any Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising or incurred), to the Administrative Agent, the Global Coordinator, the Arrangers, the Issuing Bank or any Lender, which may arise under, out of, in, or in connection with this Agreement or any other Loan Document, including, without limitation, the unpaid principal of and interest on the Loans and reimbursement obligations in respect of Letters of Credit (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and LC Exposure and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, liquidation, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); and (b) all renewals, extensions and/or rearrangements of any of the above; in each case, whether on account of principal, interest, premium, reimbursement obligations, guaranty obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower, any other Credit Party pursuant to the terms of this Agreement or any other Loan Document).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offtaker” means each Eligible Buyer.

“Offtake Agreements” means, collectively, (a) each agreement entered into between any Credit Party and an Offtaker that is listed on Schedule 1.02(c); and (b) any other purchase agreement entered into between any Credit Party and an Offtaker that (i) provides for the purchase by such Offtaker of Hydrocarbons from such Credit Party, (ii) other than with respect to any Colombian Peso Offtake Agreement and any Excluded Offtake Agreement, is in form and substance reasonably satisfactory to the Administrative Agent and (iii) further provides, to the Administrative Agent’s satisfaction, that all payments thereunder shall be made to the relevant Collection Account, as each such agreement may be amended, restated, supplemented, replaced or otherwise modified in accordance with this Agreement.

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“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests (including, without limitation, all Concession Agreements and Offtake Agreements); (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned by the Credit Parties, as the context requires.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing, excise or Property Taxes or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document, except any such Taxes that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under) with respect to an assignment (other than an assignment made pursuant to Section 2.09 or 5.04).

“Participant” has the meaning set forth in Section 12.04(c).

“Participant Register” has the meaning set forth in Section 12.04(c)(ii).

“PELE” means Petrolatina Energy Limited, a company incorporated in England under the 1985 Act, with registered number 05173588.

“PELE Acquisition” means the acquisition by the Borrower of all of the outstanding Equity Interests of PELE pursuant to the PELE Purchase Agreement and, as a result of the acquisition of all the PELE Assets.

“PELE Assets” means, collectively, any (a) of the Equity Interests of PELE or its Subsidiaries and (b) any Property owned by PELE or its Subsidiaries as of the Third Amendment Effective Date.

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“PELE Purchase Agreement” means that certain Share Purchase Agreement, dated as of June 30, 2016, by and among the Borrower and the “Vendors” as defined therein, as amended on or before the Third Amendment Effective Date.

“Permitted Acquisition” means any acquisition by any Credit Party in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or any combination thereof) of any other Person to the extent such acquisition is permitted by Section 9.05.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Capital Stock) of the Parent.

“Permitted Tax Distribution” means distributions by any Credit Party (other than Parent) to its direct or indirect parent thereof to pay federal, foreign, state and local income Taxes that are attributable to the ownership interest held (directly or indirectly) in such Credit Party, the activities or assets thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, exempted company, partnership, Governmental Authority or other entity.

“Petrolifera” means Petrolifera Petroleum (Colombia) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registration number 271065.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Scotiabank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Pro Forma Compliance” means, for any date of determination, that the Parent is in pro forma compliance with the financial covenants set forth in Section 9.01(a), (b) and(c).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.08(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.08(c)(ii).

“Qualified ECP Guarantor” means, in respect of any Swap Agreement, each Credit Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.08(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Repurchase” has the meaning assigned to such term in the definition of “NCIB Buyback”.

“Required Lenders” means, (a) at any time while there are Revolving Credit Commitments outstanding, Lenders having at least sixty-six and two-thirds percent (66 2/3%) of (i) the Aggregate Maximum Revolving Credit Amounts and (ii) the aggregate amount of Term Loans outstanding of all Lenders and (b) at any time when there are no Revolving Credit Commitments outstanding, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the sum of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit of all Lenders (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Required Revolving Credit Lenders” means, (a) at any time while there are Revolving Credit Commitments outstanding, Revolving Credit Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the Aggregate Maximum Revolving Credit Amounts and (b) at any time when there are any Revolving Loans or LC Exposure outstanding, Revolving Credit Lenders having at least sixty-six and two-thirds percent (66 2/3%) of the sum of the outstanding aggregate principal amount of the Revolving Loans and participation interests in Letters of Credit of all Revolving Credit Lenders (without regard to any sale by a Revolving Credit Lender of a participation in any Revolving Loan under Section 12.04(c)); provided that the Maximum Revolving Credit Amounts and the principal amount of the Revolving Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Revolving Credit Lenders.

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“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.12(a) (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Colombian Oil and Gas Properties, together with a projection of the rate of production and future net income, taxes, royalties, operating expenses, production sharing volumes and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time and reflecting Swap Agreements in place with respect to such production.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Parent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Credit Party or any option, warrant or other right to acquire any such Equity Interests in any Credit Party.

“Restricted Subsidiary” means any Subsidiary Guarantor that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.07 and (b) modified from time to time pursuant to assignments by or to such Revolving Credit Lender pursuant to Section 12.04(b). The amount representing each Revolving Credit Lender’s Revolving Credit Commitment shall at any time be the lesser of such Revolving Credit Lender’s Maximum Revolving Credit Amount and such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the then effective Borrowing Base.

“Revolving Credit Commitment Fee Rate” means a rate per annum equal to 0.750%.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment, and “Revolving Credit Lender” means any of them individually.

“Revolving Credit Maturity Date” means September 18, 2018.

“Revolving Credit Notes” means the promissory notes of the Borrower described in Section 2.03(d) and being substantially in the form of Exhibit A-1, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Revolving Loan Termination Date” means the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

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“Revolving Loans” means any revolving loan made to the Borrower by the Revolving Credit Lenders pursuant to Section 2.03.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of the Effective Date, such countries include Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including without limitation, OFAC) or, to the extent applicable to a Credit Party, the Lenders or an Affiliate thereof, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury, the Department for Business, Innovation and Skills or any other UK government authority, or the Canadian government, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury or the Canadian government.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.08(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.08(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Cash Management Party” means any Lender or Affiliate of any Lender party to a Specified Cash Management Agreement.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Secured Swap Obligations (other than Excluded Swap Obligations); (c) all Specified Cash Management Obligations (including, without limitation, all fees and disbursements of counsel to the Secured Parties that are required to be paid by the Borrower or any other Credit Party pursuant to the terms of any Specified Cash Management Agreement or any Secured Swap Agreement).

“Secured Parties” means each Lender, the Issuing Bank, the Arrangers, the Administrative Agent, the Global Coordinator, each Secured Cash Management Party, and each Secured Swap Party.

“Secured Swap Agreement” means any Swap Agreement between the Parent or any Subsidiary and any Person that is entered into prior to the time, or during the time, that such Person was, a Lender or an Affiliate of a Lender (including any such Swap Agreement in existence prior to the date hereof), even if such Person subsequently ceases to be a Lender (or an Affiliate of a Lender) for any reason (any such Person, a “Secured Swap Party”); provided that, for the avoidance of doubt, the term “Secured Swap Agreement” shall not include any transactions entered into after the time that such Secured Swap Party ceases to be a Lender or an Affiliate of a Lender.

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“Secured Swap Obligations” means all amounts and other obligations (other than any Excluded Swap Obligations) owing to any Secured Swap Party under any Secured Swap Agreement.

“Secured Swap Party” has the meaning assigned to such term in the definition of Secured Swap Agreement.

“Security Instruments” means, collectively, the Guaranty Agreement, the Bermuda Security Documents, the Colombian Security Documents, the Cayman Security Documents, the Canadian Security Documents, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, documents, pledges, instruments, Deposit Account Control Agreements, including, without limitation, the Deposit Account Control Agreement (Gran Tierra Energy Colombia) and the Deposit Account Control Agreement (Petrolifera), consents or certificates now or hereafter executed and delivered by any Credit Party or any other Person (other than Secured Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Debt” means any unsecured Debt securities (whether registered or privately placed), including but not limited to any Convertible Senior Notes, issued or incurred by the Parent or any other Credit Party pursuant to one or more Senior Debt Documents.

“Senior Debt Documents” means any indenture or other agreement among the Parent or any other Credit Party, as issuer, the subsidiary guarantors party thereto and others either as agent, trustee or holders, which governs any Senior Debt, or pursuant to which any Senior Debt is issued or incurred, as the same may be amended, modified or supplemented in accordance with Section 9.04(b).

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of Senior Secured Obligations as of such date to EBITDAX for the four fiscal quarters ending on such date.

“Senior Secured Obligations” means all Total Debt (including the Secured Obligations to the extent included in the calculation of Total Debt) that is secured and that is not expressly subordinated by its terms to the Secured Obligations.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Solana Resources Limited” means Solana Resources Limited, a corporation formed under the laws of the Province of Alberta, Canada.

“Specified Cash Management Agreement” means any agreement that is entered into by and between the Parent or any Subsidiary and any Secured Cash Management Party to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Specified Cash Management Obligations” means all amounts and other obligations owing to any Secured Cash Management Party under any Specified Cash Management Agreement.

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“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent (including the Borrower); provided that (a) each Colombian Branch shall be deemed to be a Subsidiary for all purposes hereof; and (b) as used herein, the phrase “Subsidiary of the Borrower” shall refer to a subsidiary of the Borrower.

“Subsidiary Guarantor” means each Guarantor other than the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, including, without limitation, any Interest Rate Protection Agreement, Commodity Hedging Agreement or Currency Exchange Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Credit Party shall be a Swap Agreement; provided that, for the avoidance of doubt, the definition of “Swap Agreement” shall not include any Convertible Senior Notes Document.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

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“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taghmen” means Taghmen Colombia, S.L.U., a company organized under the laws of Spain.

“Taghmen Compliance Date” has the meaning set forth in Section 8.16(a)(vi)(B).

“Taxes” means any and all present or future taxes, levies, imposts, assessments, fees, duties, deductions, charges or withholdings (including without limitation backup withholding and withholding imposed by any Governmental Authority of Canada) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, collectively, all of the Lenders with a Term Loan Commitment (or, following the initial funding on the Third Amendment Effective Date, all of the Lenders that made or hold Term Loans), and “Term Lender” means any of them individually.

“Term Loan” means any loan made to the Borrower by the Term Lenders pursuant to Section 2.03.

“Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to fund its Term Loan on the Third Amendment Effective Date in the amount set forth opposite such Term Lender’s name on Annex I under the caption “Term Loan Commitment”. The total Term Loan Commitment is the aggregate amount of the Term Loan Commitments of all the Term Lenders.

“Term Loan Maturity Date” means August 22, 2017.

“Term Loan Notes” means the promissory notes of the Borrower described in Section 2.03(d) and being substantially in the form of Exhibit A-2, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Term Loan Termination Date” means the earlier of the Term Loan Maturity Date and the date on which the Term Loans are repaid in full.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, the Parent and the Lenders.

“Third Amendment Effective Date” means August 23, 2016.

“Total Debt” means, at any date, all Debt of the Parent and the Consolidated Restricted Subsidiaries on a consolidated basis of the type described in clauses (a), (b), (d), (e), (g), (k), (l) and (m) of the definition of “Debt”; provided that Debt of the type described in clause (g) shall only be considered “Total Debt” to the extent that such guaranty covers Debt of the type described in clauses (a), (b), (d), (e), (k), (l) or (m) of the definition of “Debt”.

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“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document and each Material Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments; and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document and each Material Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UK Security Instruments” has the meaning set forth in Section 12.21.

“Unrestricted Subsidiary” means any Subsidiary of the Parent which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.06; provided, that until the Term Loans have been repaid in full, no Person owning, directly or indirectly, any PELE Assets may be designated as an Unrestricted Subsidiary.

“US Dollars” or “$” refers to lawful money of the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Wholly-Owned Subsidiary” means (a) any Subsidiary of which all of the issued and/or outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Parent or one or more of the Wholly-Owned Subsidiaries or are owned by the Parent and one or more of the Wholly-Owned Subsidiaries or (b) any Subsidiary that is organized or incorporated in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction; provided that the Parent, directly or indirectly, owns the remaining Equity Interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03         Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

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Section 1.04         Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05         Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Parent’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

Section 1.06         Oil and Gas Definitions. For purposes of this Agreement and the other Loan Documents, the terms “proved reserves” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

Article II
The Credits

Section 2.01         Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Lender agrees to make Term Loans to the Borrower on the Third Amendment Effective Date in an aggregate principal amount that will not result in (a) the amount of the Term Loan made by such Term Lender hereunder exceeding such Term Lender’s Term Loan Commitment or (b) the total amount of the Term Loans made by all Term Lenders hereunder exceeding the total Term Loan Commitments. Once borrowed, the Borrower may not reborrow any portion of the Term Loans that has been repaid or prepaid, whether in whole or in part. Upon any funding of any Term Loan hereunder by any Term Lender, such Term Lender’s Term Loan Commitment shall terminate immediately and without further action.

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Section 2.02         Revolving Credit Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (b) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans.

Section 2.03         Loans and Borrowings.

(a)          Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that, notwithstanding the foregoing, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Term Loan if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date or a Borrowing of a Revolving Loan if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(d)          Notes and Colombian Notes. The (i) Revolving Loans made by each Revolving Credit Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-1, and a single Colombian Note of the Borrower in form and substance satisfactory to the Administrative Agent and (ii) Term Loans made by each Term Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A-2, and a single Colombian Note of the Borrower in form and substance satisfactory to the Administrative Agent and, dated, in the case of (A) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (B) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Revolving Lender in a principal amount equal to its Maximum Revolving Credit Amount or to such Term Lender in a principal amount equal to the principal amount of the Term Loan held by such Term Lender as in effect on such date, and otherwise duly completed. In the event that any Revolving Credit Lender’s Maximum Revolving Credit Amount increases or decreases for any reason (whether pursuant to Section 2.07, Section 12.04(b) or otherwise), the Borrower shall, at the request of such Revolving Credit Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Revolving Credit Note payable to such Revolving Credit Lender in a principal amount equal to its Maximum Revolving Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. In the event that any Term Lender’s share of the outstanding Term Loans increases or decreases for any reason (whether pursuant to Section 12.04(b) or otherwise), the Borrower shall, at the request of such Term Lender, deliver or cause to be delivered on the effective date of such increase or decrease, a new Term Loan Note payable to such Revolving Credit Lender in a principal amount equal to its outstanding Term Loans as of such date, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Notes. Failure to make any such recordation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Notes.

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Section 2.04         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B, and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i)          the aggregate amount of the requested Borrowing (and, with respect to any Borrowing on the Third Amendment Effective Date, the amount of the requested Term Loan Borrowing and the amount of the requested Revolving Loan Borrowing, if any);

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)         the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

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If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation by the Borrower that the amount of the requested Borrowing shall not cause (x) the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Revolving Credit Amounts and the then effective Borrowing Base) or (y) the total outstanding Term Loans to exceed the total Term Loan Commitments.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.04, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.05         Interest Elections.

(a)          Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          Interest Election Requests. To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)          Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.05(c)(ii) and (iii) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

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(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Term Lender and/or Revolving Credit Lender, as applicable, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06         Funding of Borrowings.

(a)          Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 pm, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)          Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans that are the same type (i.e. Revolving Loans or Term Loans). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

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Section 2.07         Termination of Commitments and Termination and Reduction of Aggregate Maximum Revolving Credit Amounts.

(a)          Scheduled Termination of Commitments. Notwithstanding anything to the contrary herein, the Term Loan Commitments shall be terminated in full upon any funding of the Term Loans on the Third Amendment Effective Date and, if the total Term Loan Commitment as of the Third Amendment Effective Date is not drawn on the Third Amendment Effective Date, any Term Loan Commitments in respect of the undrawn amount shall automatically be cancelled. Unless previously terminated, the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date. If at any time the Aggregate Maximum Revolving Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Revolving Credit Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Maximum Revolving Credit Amounts.

(i)          The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Revolving Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Revolving Credit Amounts shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Revolving Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c)(i), the total Revolving Credit Exposures would exceed the total Commitments.

(ii)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Revolving Credit Amounts under Section 2.07(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07(b)(ii) shall be irrevocable; provided, that a notice of termination of the Aggregate Maximum Revolving Credit Amounts may be conditioned upon the effectiveness of other credit facilities or another event, in which case, such notice may be revoked by the Borrower (with notice to the Administrative Agent on or prior to the specified effective date of such notice of termination) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Revolving Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Revolving Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Revolving Credit Percentage.

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Section 2.08         Borrowing Base.

(a)          Initial Borrowing Base. For the period from and including the Third Amendment Effective Date to but excluding the first Redetermination Date thereafter, the amount of the Borrowing Base shall be $185,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07 or Section 9.11(d).

(b)          Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.08 (a “Scheduled Redetermination”), and, subject to Section 2.08(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Revolving Credit Lenders on May 1st and November 1st of each year, commencing May 1st, 2016. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Majority Lenders, by notifying the Borrower thereof, one time during any 12 month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.08.

(c)          Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Revolving Credit Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Revolving Credit Amounts.

(ii)         The Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)         in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on or before the May 15th and November 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.08(c)(i); and

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(B)         in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Revolving Credit Lenders as provided in this Section 2.08(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Revolving Credit Lenders as provided in this Section 2.08(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Revolving Credit Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Revolving Credit Lender has not communicated its approval or disapproval in writing to the Administrative Agent of such Proposed Borrowing Base which would decrease or maintain the Borrowing Base then in effect, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Revolving Credit Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect have approved, or the Required Revolving Credit Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.08(d). If, however, at the end of such 15-day period, all of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Credit Lenders to ascertain the highest Borrowing Base then acceptable to a number of Revolving Credit Lenders sufficient to constitute the Required Revolving Credit Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.08(d).

(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Revolving Credit Lenders or approved or deemed to be approved by the Required Revolving Credit Lenders, as applicable, pursuant to Section 2.08(c)(iii), the Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Revolving Credit Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on May 1st or November 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii)         in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.08(e), Section 2.08(f) or Section 9.11(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

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(e)          Failure to Cure Title. If the applicable Credit Party does not cure any title defect or discharge any Lien pursuant to Section 8.13(b) to the satisfaction of the Administrative Agent within sixty (60) days following the earlier of (A) the date on which the Parent or the Borrower shall have given the notice referred to in this Section, (B) the date a Responsible Officer of the Parent or the Borrower has become aware of such title defect or Lien and (C) the date that the Administrative Agent has notified the Parent or the Borrower of such title defect or Lien, then the Administrative Agent and the Required Revolving Credit Lenders may cause the Borrowing Base to be reduced by an amount equal to the value (or such portion thereof which has been impaired) assigned to such Hydrocarbon Interests in the most recent Borrowing Base.

(f)          Reduction of Borrowing Base Related to Swap Agreements and Asset Dispositions. If any Swap Agreement in respect of commodities to which the Parent or any Credit Party is a party is Liquidated, and the aggregate the value assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base, when aggregated with the value assigned to (A) the Liquidated portion of all Swap Agreements in respect of commodities Liquidated since the last Scheduled Redetermination Date, plus (B) all Oil and Gas Properties disposed of pursuant to Section 9.11(d) since the last Scheduled Redetermination Date, is in excess of five percent (5%) of the then effective Borrowing Base, then contemporaneously therewith, the Borrowing Base then in effect shall be reduced by an amount equal to the value, if any, assigned to the Liquidated portion of such Swap Agreement in the then effective Borrowing Base, as determined by the Administrative Agent and approved by the by the Majority Revolving Credit Lenders.

(g)          The Borrowing Base shall also be subject to adjustment pursuant to Section 9.11(d).

(h)          Determinations; Adjustments. Notwithstanding any other provision of this Agreement to the contrary, all determinations and redeterminations and adjustments by the Administrative Agent (and any determinations and decisions by each of the Revolving Credit Lenders or the Required Revolving Credit Lenders in connection therewith, or in connection with the provisions of Section 9.11(d), including any thereof approving or disapproving a proposed redetermination or redetermination by the Administrative Agent or effecting any adjustment to any element included in a Reserve Report or the determination or redetermination of the Borrowing Base) shall be made by any such Person as it deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time, and any such determination, redetermination or adjustment shall consider any other relevant information or factors, including without limitation, any additional Debt or other obligations that have been incurred or that the Parent and the Subsidiaries intend or expect to incur that such Person may deem appropriate in its sole discretion.

Section 2.09         Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of US Dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period in an aggregate amount not to exceed the LC Commitment; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

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(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)          requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));

(iv)        specifying the amount of such Letter of Credit;

(v)         specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)        specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

A Letter of Credit shall be issued, amended, renewed or extended only if (and each notice shall constitute a representation and warranty by the Borrower that), after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Revolving Credit Amounts and the then effective Borrowing Base).

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date.

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(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Credit Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this Section 2.09(e) to reimburse the Issuing Bank, then to such Revolving Credit Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(f)           Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.09(e) to reimburse the Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i)          Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (a) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (b) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization.

(i)          If (A) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Revolving Credit Lenders demanding that the Borrower Cash Collateralize the outstanding LC Exposure pursuant to this Section 2.09(j), (B) the Borrower is required to Cash Collateralize the excess attributable to any LC Exposure in connection with any prepayment pursuant to Section 3.04(c), or (C) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall Cash Collateralize such LC Exposure or the excess attributable to such LC Exposure, as the case may be, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize pursuant to this Section 2.09(j) shall become effective immediately, and the Borrower’s obligation to Cash Collateralize shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j).

(ii)         The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on each account (a “Collateral Account”) in which the Borrower has Cash Collateralized any obligation hereunder and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor (collectively, the “Cash Collateral”).

(iii)        The Borrower’s obligation to Cash Collateralize pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which any Credit Party may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Revolving Credit Lenders or any other Person for any reason whatsoever.

(iv)        Each Collateral Account and all Cash Collateral shall secure the payment and performance of the Credit Parties’ obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over each Collateral Account and the Cash Collateral. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in each Collateral Account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Credit Parties under this Agreement or the other Loan Documents. If the Borrower is required to Cash Collateralize hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to any LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)          Use of Letters of Credit. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or if any Governmental Requirement relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (ii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(l)           Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, any Issuing Bank that is not the Administrative Agent or an Affiliate thereof shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by the Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that the Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which the Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to the Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by the Issuing Bank.

(m)         LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.10         Replacements of Lenders under Certain Circumstances.

(a)          With the consent of the Administrative Agent, not to be unreasonably withheld, the Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 5.01, Section 5.03 or Section 5.05, (ii) is affected in the manner described in Section 3.03(b) and as a result thereof any of the actions described in such Section is required to be taken, or (iii) becomes a Defaulting Lender, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans of such replaced Lender and the Borrower shall pay all other amounts, including pursuant to Section 5.01, Section 5.03 or Section 5.05, as the case may be, owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.04(a) (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)          If any Lender (such Lender, a “Non-Consenting Lender”) (i) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.02 requires the consent of (A) all of the Lenders affected or the Required Lenders and with respect to which the Majority Lenders shall have granted their consent, or (B) the Required Revolving Credit Lenders and with respect to which the Majority Revolving Credit Lenders shall have granted their consent, or (ii) does not approve a proposed increase of the Borrowing Base with respect to which the Required Revolving Credit Lenders shall have approved such proposed increase, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), with the consent of the Administrative Agent, not to be unreasonably withheld, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Letter of Credit Issuer); provided that: (A) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (B) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.04.

(c)          Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 2.09 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

Article III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01        Repayment of Loans. The Borrower hereby unconditionally promises to pay in full to the Administrative Agent (i) for the account of each Term Lender, the outstanding principal amount of such Term Lender’s Term Loan, together with all accrued interest thereon, on the Term Loan Maturity Date (or, if earlier, on the Term Loan Termination Date), and (ii) for the account of each Revolving Credit Lender, the then unpaid principal amount of such Revolving Credit Lender’s Revolving Loans, together with all accrued interest thereon, on the Revolving Loan Termination Date.

Section 3.02          Interest.

(a)          ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)          Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by any Credit Party hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then, upon notice thereof to the Borrower from the Administrative Agent, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus (i) in the case of overdue principal, the rate that would otherwise be applicable thereto, and (ii) in the case of all other overdue amounts, to the extent permitted by applicable law, the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate. References in this subsection (c) to the Applicable Margin refer, in the case of Term Loans, to the Applicable Margin for Term Loans and refer, in the case of all other amounts owing under any Loan Documents (including but not limited to Revolving Loans), to the Applicable Margin for Revolving Loans.

(d)          Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and (i) in the case of Revolving Loans on the Revolving Loan Termination Date and (ii) in the case of Term Loans, on the Term Loan Maturity Date (or, if earlier, on the Term Loan Termination Date); provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Revolving Loan Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)          Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03        Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)          the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Required Lenders as their cost of funds.

Section 3.04        Prepayments.

(a)          Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b)          Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (and specify whether Revolving Loans or Term Loans are being prepaid); provided, that a notice of prepayment of all outstanding Loans may be conditioned upon the effectiveness of other credit facilities or another event, in which case, such notice may be revoked by the Borrower (with notice to the Administrative Agent on or prior to the specified effective date of such notice of termination) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any payments to the extent required by Section 5.02.

(c)          Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.07(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings of Revolving Loans on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings of the Revolving Loans as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.09(j).

(ii)         Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.08(a) through (d), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings of Revolving Loans in an aggregate principal amount equal to such excess and/or add to the Mortgaged Property Oil and Gas Properties having value, as determined by the Administrative Agent and the Required Revolving Credit Lenders, equal to or greater than such excess, or a combination thereof and (B) if any excess remains after prepaying all of the Borrowings of Revolving Loans or adding such Oil and Gas Properties to the Mortgaged Property as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.09(j). The Borrower shall be obligated to make such prepayment, add such Oil and Gas Properties and/or Cash Collateralize such excess (A) in the case of a redetermination pursuant to Section 2.08(a) through (d), no later than the date that is 90 days following the date it receives the New Borrowing Base Notice in accordance with Section 2.08(d); and (B) in the case of adjustment pursuant to Section 2.08(e) on the date the adjustment occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Revolving Loan Termination Date.

(iii)        Upon any adjustments to the Borrowing Base pursuant to Section 2.08(f) or Section 9.11(d), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings of Revolving Loans in an aggregate principal amount equal to such excess or add to the Mortgaged Property Oil and Gas Properties having value, as determined by the Administrative Agent and the Required Revolving Credit Lenders, equal to or greater than such excess, or implement a combination thereof, and (B) if any excess remains after prepaying all of the Borrowings of Revolving Loans or adding such Oil and Gas Properties to the Mortgaged Property as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.09(j). The Borrower shall be obligated to make such prepayment, add such Oil and Gas Properties and/or Cash Collateralize such excess in the case of an adjustment to the Borrowing Base pursuant to Section 2.08(f) or Section 9.11(d), on or prior to the Business Day following the date that the relevant Liquidation, sale or other disposition occurs; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Revolving Loan Termination Date.

(iv)       No later than the date that is 2 Business Days following the incurrence of Debt by any Credit Party (other than Debt incurred pursuant to Sections 9.02(a), (b), (c), (d), (e)(i), (e)(ii) or (e)(iv), (f) or (j)) or upon any increase of then effective Borrowing Base under this Agreement, the Borrower shall prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received in respect of such Debt (or, with respect to any increase of the then effective Borrowing Base, the amount of such increase of the then effective Borrowing Base). Nothing in this paragraph is intended to permit any Credit Party to incur Debt other than as permitted under Section 9.02, and any such incurrence of Debt in violation of Section 9.02 shall be a breach of this Agreement.

(v)        No later than the date that is 2 Business Days following the date of the sale or other disposition (including, without limitation, as a result of a Casualty Event) of any Property pursuant to Sections 9.11(d) or (e), the Borrower shall, after giving effect to any mandatory prepayments under Section 3.04(c)(iii), prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds received as a result of such sale or other disposition. Nothing in this paragraph is intended to permit any Credit Party to sell Property in breach of Section 9.11, and any such sale in violation of Section 9.11 will constitute a breach of this Agreement.

(vi)       No later than the date that is 2 Business Days following the date of the receipt by any Credit Party of Net Cash Proceeds from a Permitted Equity Issuance (other than (A) the issuance of common Equity Interests as required by any employee stock plan or similar arrangement of the Credit Parties permitted by this Agreement and (B) any Permitted Equity Issuance the proceeds of which are used to pay a portion of the consideration for the PELE Acquisition) the Borrower shall prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds received in respect of such Permitted Equity Issuance.

(vii)      Each prepayment of Borrowings pursuant to this Section 3.04 shall be first applied ratably to any ABR Borrowings then outstanding and thereafter to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(viii)     Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(ix)        Notwithstanding anything to the contrary herein, if a Borrowing Base Deficiency exists at the time any mandatory prepayment of Loans is required hereunder, or at the time any optional prepayment is tendered in respect of the Term Loans, any such prepayment amounts shall be applied first to prepay Revolving Loans and/or to Cash Collateralize such excess as provided in Section 2.09(j), and thereafter to the prepayment of the Term Loans.

(d)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

(e)          Excess Cash Balances. If at any time while Revolving Loans are outstanding the Credit Parties have any cash equivalents (other than Excluded Cash) in excess of $35,000,000 in the aggregate at any time for a period of three Business Days (the “Excess Cash”), the Borrower shall, on the following Business Day (i) prepay the Borrowings in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Borrowings of Revolving Loans as a result of any LC Exposure, Cash Collateralize such excess as provided in Section 2.09(j). Each prepayment of Borrowings of Revolving Loans pursuant to this Section 3.04(e) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto. Each prepayment of Borrowings of Revolving Loans pursuant to this Section 3.04(e) shall be applied ratably to the Revolving Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(e) shall be accompanied by accrued interest to the extent required by Section 3.02.

Section 3.05         Fees.

(a)          Revolving Credit Commitment Fees. Subject to Section 4.03(c)(i), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Revolving Credit Commitment Fee Rate on the average daily amount of the unused amount of the Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the date of this Agreement to but excluding the Revolving Loan Termination Date (it being understood that the LC Exposure shall constitute usage of the Revolving Credit Commitments for purposes of this Section 3.05(a)). Accrued revolving credit commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Revolving Loan Termination Date, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Revolving Credit Lender’s Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.250% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Revolving Loan Termination Date and any such fees accruing after the Revolving Loan Termination Date shall be payable on demand. Upon notice thereof to the Borrower from the Administrative Agent, during the continuation of an Event of Default, the fees payable pursuant to this Section 3.05(b) shall increase by 2.00% per annum over the then-applicable rate. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          Fee Letter. The Borrower agrees to pay to the Administrative Agent, for the account of each Person therein specified, the fees payable in the amounts and at the times stated in the Fee Letter.

Article IV

Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 1:00 pm, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars.

(b)          Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02         Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Defaulting Lenders.

(a)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), Section 2.09(d), Section 2.09(e), Section 4.02, Section 5.03(f) or Section 12.03(c), then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid in cash, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.

(b)          If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Revolving Credit Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders have been equalized in accordance with each Revolving Credit Lender’s respective pro rata share of the Secured Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Revolving Credit Percentage of all Revolving Credit Loans then outstanding and Applicable Term Loan Percentage of the Term Loans. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).

(c)          Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)          Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.

(ii)         The Commitment, the Maximum Revolving Credit Amount, the Revolving Credit Exposure and the Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Revolving Credit Lenders, the Majority Revolving Credit Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02); provided that (A) any waiver, amendment or modification requiring the consent of each Lender or each affected Lender pursuant to Section 12.02 (other than Section 12.02(b)(ii)), shall require the consent of such Defaulting Lender and (B) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of such Defaulting Lender, but the Revolving Credit Commitment (i.e., such Defaulting Lender’s Applicable Revolving Credit Percentage of the Borrowing Base) of such Defaulting Lender may not be increased without the consent of such Defaulting Lender.

(iii)        If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A)          all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentage (for the purposes of such reallocation the Defaulting Lender’s Commitment shall be disregarded in determining the Non-Defaulting Lender’s Applicable Revolving Credit Percentage) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments, (y) the conditions set forth in Section 6.02 are satisfied at such time, and (z) the sum of each Non-Defaulting Lender’s Revolving Credit Exposure plus its reallocated share of such Defaulting Lender’s LC Exposure does not exceed such Non-Defaulting Lender’s Commitment; provided that, subject to Section 12.20, no such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank or any Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(B)          if the reallocation described in Section 4.03(c)(iii)(A) cannot, or can only partially, be effected, then the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 4.03(c)(iii)(A)) pursuant to Section 2.09(j) for so long as such LC Exposure is outstanding;

(C)          if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 4.03(c)(iii)(B), then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(D)          if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii)(A), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Revolving Credit Percentages; and

(E)          if all or any portion of such Defaulting Lender’s LC Exposure is neither Cash Collateralized nor reallocated pursuant to Section 4.03(c)(iii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and all letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is Cash Collateralized and/or reallocated.

If (i) a Bankruptcy Event or Bail-in Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(d)          In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and such Lender is no longer a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary, such Lender shall purchase at par such of the Loans and/or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

Article V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01         Increased Costs.

(a)          Eurodollar Changes in Law. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)          subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes described in Section 5.03 or Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or the Administrative Agent such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for US Dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03         Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if any Credit Party or the Administrative Agent shall be required to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party or the Administrative Agent shall make such deductions and (iii) such Credit Party or the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of any Other Taxes.

(c)          Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Credit Party hereunder or in connection with any Loan Document or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or the Issuing Bank (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank setting forth in reasonable detail the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Tax Documentation. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately succeeding sentence below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).

(g)          Tax Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender incurred as a result of receiving such refund or in connection with paying over such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this paragraph (g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)          Defined Term. For purposes of this Section 5.03, the term “Lender” includes Issuing Bank and, for the avoidance of doubt, the term “applicable law” includes FATCA.

Section 5.04         Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans, including without limitation any illegality due to any economic or financial Sanctions, either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Article VI

Conditions Precedent

Section 6.01         Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          The Administrative Agent, the Global Coordinator, the Arrangers and the Lenders shall have received all arrangement and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins LLP, Posse, Herrera & Ruiz S.A., McCarthy Tétrault, Appleby (Cayman) Ltd., Appleby (Bermuda) Ltd., counsel to the Administrative Agent).

(b)          The Administrative Agent shall have received a certificate of the Secretary, an Assistant Secretary or another officer of each Credit Party setting forth (i) resolutions of its board of directors or other applicable governing body with respect to the authorization of such Credit Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the directors and/or officers of such Credit Party (y) who are authorized to sign the Loan Documents to which such Credit Party is a party and (z) who will, until removed from the board of directors or replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized directors and/or officers, and (iv) the articles or certificate of incorporation and bylaws or memorandum and articles of association (or other organizational documents) of such Credit Party, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

(c)          The Administrative Agent shall have received certificates of the appropriate Governmental Authorities with respect to the existence, qualification and good standing of each Credit Party.

(d)          The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(e)          The Administrative Agent shall have received duly executed Notes and the Colombian Notes payable to each Lender in a principal amount equal to its Maximum Revolving Credit Amount dated as of the Effective Date.

(f)          The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, the Bermuda Security Documents, the Colombian Security Documents, the Cayman Security Documents, the Canadian Security Documents, and the other Security Instruments described on Exhibit E, together with share certificates, share transfer instruments, registers, direction letters, acknowledgement notices, memoranda and any other documents in connection with the Liens created thereby as the Administrative Agent may reasonably require, and in the case of the Colombian Security Documents, duly filed and (if applicable) recorded before the competent Registry of Security over Movable Assets substantially concurrently with the Effective Date. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall have received:

(i)          appropriate governmental or third party search certificates (including, if applicable, UCC search certificates) as it may require reflecting no prior Liens encumbering the Properties of the Credit Parties for each of the following jurisdictions: Colombia, the Cayman Islands, Alberta, Delaware, District of Columbia, Nevada, Utah, and any other jurisdiction reasonably requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.

(ii)         evidence satisfactory to it that all loans and other amounts owing under the Existing Credit Agreement have been (or contemporaneously herewith are being) repaid in full and all commitments thereunder have been terminated or cancelled and that all Liens in the countries of the United States of America, Canada, Bermuda and the Cayman Islands on the Properties of the Credit Parties associated with the Existing Credit Agreement have been released or terminated or assigned to the Administrative Agent, subject only to the filing of applicable terminations, releases or assignments.

(iii)        evidence satisfactory to it that all Liens on the Properties of Parent and its Subsidiaries on file with the Registry of Security Over Movable Assets in Colombia in connection with the Existing Credit Agreement shall have been released or terminated.

(iv)        evidence satisfactory to the Administrative Agent that the ANH has recognized each Colombian Branch as the operator of record of the entire right, title, state and interest in, each Concession Agreement to which it is a party.

(v)         evidence satisfactory to it that (A) each Guarantor has guaranteed the Secured Obligations pursuant to the Guaranty Agreement and (B) the Security Instruments create first priority, perfected Liens (other than Excepted Liens) on all of the economic rights of Petrolifera and Gran Tierra Energy Colombia under each Concession Agreement to which each is a party.

(vi)        deliver a notification to the Offtaker under each Offtake Agreement (other than the Colombian Peso Offtake Agreements) to which any Credit Party is a party, in form and substance satisfactory to the Administrative Agent, directing each such Offtaker (and any other Person obligated to make payments thereunder) to make all payments under such Offtake Agreement to the relevant Collection Account to the extent required pursuant to this Agreement.

(vii)       evidence satisfactory to it that all of the Equity Interests in each Credit Party (other than the Parent) has been pledged, mortgaged, charged or assigned by way of security to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Instruments, and to the extent applicable, the Administrative Agent shall have received certificates, together with undated, blank stock powers or share transfer forms for each such certificate, representing all of the issued and outstanding Equity Interests of such Credit Party.

(viii)      evidence satisfactory to it that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other actions have been taken, or will be taken substantially concurrently with the Effective Date, which shall be necessary or advisable to create, first priority, perfected Liens (other than Liens permitted by Section 9.03, excluding Section 9.03(g)) on the Collateral pursuant to the Security Instruments.

(g)          The Administrative Agent shall have received an opinion of (i) Bracewell & Giuliani LLP, special New York counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (ii) A&C Legal, special Colombian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iii) Maples and Calder, Cayman Islands legal counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iv) Stikeman Elliott LLP, special Canadian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (v) Greenberg Traurig, LLP, special Nevada counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, and (vi) Snell & Wilmer L.L.P., special Utah counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent.

(h)         The Administrative Agent shall have received a certificate of insurance coverage of the Credit Parties evidencing that the Credit Parties are carrying insurance in accordance with Section 7.11.

(i)          The Administrative Agent shall have received evidence satisfactory to it that all Governmental Requirements and third-party consents and approvals necessary or advisable in connection with the Transactions have been obtained (without the imposition of any conditions not already satisfied) and are in full force and effect; and all applicable waiting periods have expired without any action being taken by any competent authority; and no law or regulation is applicable that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(j)          The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Parent and its Subsidiaries.

(k)         The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03.

(l)          The Administrative Agent shall have received the Financial Statements and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c).

(m)        The Administrative Agent shall have received copies of, and be satisfied with the terms and conditions of each Material Document to which any Credit Party is a party.

(n)         The Administrative Agent shall have received a copy, certified by a Responsible Officer as true and complete (in each case, together with all amendments thereto, if any), of (i) each Concession Agreement listed on Schedule 1.02(a), together with all amendments thereto, if any, and all participation agreements, farm-ins, royalty agreements or similar agreements that establish any obligation or interest in favor of a third party derived from the Concession Agreements, (ii) each Offtake Agreement listed on Schedule 1.02(c) and (iii) each Swap Agreement listed on Schedule 7.18.

(o)         The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to the Oil and Gas Properties evaluated in the Initial Reserve Report.

(p)         The capitalization structure and equity ownership of each Credit Party after giving effect to the Transactions shall be satisfactory to the Administrative Agent in all respects.

(q)         The Administrative Agent and the Lenders shall have received, to the extent requested by the Administrative Agent or a Lender and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(r)          The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on September 30, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02          Each Credit Event. The obligation of each Lender to make a Loan (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing.

(b)          The representations and warranties of the Credit Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.

(c)          The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.04 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.09(b), as applicable.

(d)          At the time of and immediately after giving effect to any Borrowing of Revolving Loans or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower together with the other Credit Parties shall not have any cash or cash equivalents (other than Excluded Cash) in excess of $35,000,000 in the aggregate.

(e)          Immediately after giving effect to any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Revolving Credit Exposure shall not exceed $160,000,000 without the written consent of each Lender in its sole discretion.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) and (b) and Sections 6.02(d) and (e).

Section 6.03         Additional Conditions to Credit Events. In addition to the conditions precedent set forth in Section 6.02, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or the Borrower will Cash Collateralize the LC Exposure in accordance with Section 4.03(c)(iii), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in accordance with Section 4.03(c)(iii)(A) (and Defaulting Lenders shall not participate therein).

Article VII

Representations and Warranties

The Parent and the Borrower each represents and warrants to the Lenders that:

Section 7.01         Organization; Powers. Each Credit Party, other than, solely before the Taghmen Compliance Date, Taghmen, is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (and in the case of the Colombia Branch, has been duly formed and validly existing as a branch of an oil exploration production related company in good standing (where applicable) under the laws of Colombia), has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02        Authority; Enforceability. The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document and Material Document to which any Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and subject to any law regarding financial assistance as set forth in Article 143.2 et seq. of the law approved by Royal Legislative Decree 1/ 2010 of 2 July under the title Ley de Sociedades de Capital (Corporate Enterprises Act) of The Kingdom of Spain, as such law may be amended or replaced from time to time.

Section 7.03        Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or any Material Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Document or any indenture, agreement or other instrument binding upon any Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Credit Party and (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party (other than the Liens created by the Loan Documents).

Section 7.04         Financial Condition; No Material Adverse Change.

(a)          The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for (i) the fiscal year ended December 31, 2014, reported on by Deloitte & Touche LLP, independent public accountants and (ii) for the fiscal quarter ended June 30, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.

(b)          Since December 31, 2014, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          As of the Effective Date, neither the Parent nor any Subsidiary has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships or liabilities for Taxes, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05         Litigation. Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting any Subsidiary or involving any Material Document (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

Section 7.06         Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          the Parent and the Subsidiaries and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.

(b)          the Parent and the Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of the Parent or the Subsidiaries has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.

(c)          there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Parent’s or the Borrower’s knowledge, threatened against the Parent or any Subsidiary or any of their respective Properties or as a result of any operations at such Properties.

(d)          none of the Properties of the Parent or any Subsidiary contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; or (iv) hazardous waste management units.

(e)          there has been no Release or, to the Parent’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Parent’s or any Subsidiary’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Parent, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.

(f)          neither the Parent nor any Subsidiary has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Parent’s or any Subsidiary’s Properties and, to the Parent’s or the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.

(g)          there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Parent’s or the Subsidiaries’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation.

(h)          The Parent and the Subsidiaries have provided to the Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Parent’s or the Subsidiaries’ possession or control and relating to their respective Properties or operations thereon.

Section 7.07         Compliance with the Laws and Agreements; No Defaults or Borrowing Base Deficiency.

(a)          Each Credit Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except (other than with respect to bribery and anti-corruption Governmental Requirements) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          No Credit Party is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require such Credit Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which any Credit Party or any of its Properties is bound.

(c)          Each Material Document is in full force and effect, and constitutes a valid and legally enforceable obligation of the parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles; and no Credit Party is in default thereunder, nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default thereunder, or would permit any counterparty thereto the right to terminate such Material Document or any transaction thereunder, or exercise any remedial rights thereunder.

(d)          No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08         Taxes. Each of the Parent and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and the Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent and the Borrower, adequate. No Tax Lien has been filed (other than Excepted Liens) and, to the knowledge of the Parent or the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.09        Employee Benefit Arrangements. No Credit Party maintains any employee pension or benefit plan. Each Colombian Branch has been and is in material compliance with all labor, pension fund, health, industrial security and social security obligations required under Colombian law.

Section 7.10        Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, the Parent and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time so furnished, it being understood that such projections are not to be viewed as facts and that actual results during the period covered by any such projections may differ significantly from the projected results. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein.

Section 7.11        Insurance. The Parent has, and has caused all Credit Parties to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Subsidiaries. Subject to Section 8.16(e), Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies in respect of all insurance covering Oil and Gas Properties of the Credit Parties and the Administrative Agent has been named as loss payee with respect to Property loss insurance in respect of all insurance covering Oil and Gas Properties of the Credit Parties.

Section 7.12        Restrictive Agreements. No Credit Party is a party to any agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of its Properties to secure the Secured Obligations and the Loan Documents, or restricts such Credit Party from paying dividends or making any other distributions in respect of its Equity Interests to any other Credit Party, or restricts such Credit Party from making loans or advances or transferring any Property to any other Credit Party, or which requires the consent of or notice to other Persons in connection therewith, except, in each case, for such encumbrances or restrictions permitted under Section 9.14.

Section 7.13         Subsidiaries.

(a)          As of the Effective Date, set forth on Schedule 7.13, is (i) a true and complete list of each Subsidiary and each Person holding ownership interests in such Subsidiary, and (ii) a true and complete description of the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

(b)          Except as disclosed in Schedule 7.13, or as disclosed in writing to the Administrative Agent, which shall promptly furnish a copy to the Lenders, and which shall be a supplement to Schedule 7.13, (i) each of the Parent and the Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Instruments), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown therein to be held by it, (ii) all of the issued and outstanding Equity Interests of each such Person has been duly authorized and is validly issued, fully paid and nonassessable, and (iii) there are no outstanding Equity Rights with respect to such Person.

(c)          Each Guarantor (other than the Parent) is a Wholly-Owned Subsidiary.

Section 7.14         Location of Business and Offices. The Parent’s jurisdiction of incorporation is the State of Nevada, United States of America; the name of the Parent as listed in the public records of its jurisdiction of organization is Gran Tierra Energy Inc.; the organizational identification number of the Parent in its jurisdiction of organization is C13734-2003; the Parent’s principal place of business and chief executive offices are located at the address specified in Section 12.01; and the Parent’s U.S. federal taxpayer identification number is 98-0479924 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s jurisdiction of incorporation is the Cayman Islands; the name of the Borrower as listed in its certificate of incorporation and, if any, its certificate of incorporation on change of name is Gran Tierra Energy International Holdings Ltd.; the organizational identification number of the Borrower in its jurisdiction of incorporation is 238484; and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01).

Section 7.15         Properties; Titles, Etc.

(a)          Each Credit Party has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Liens permitted by Section 9.03, each Credit Party specified as the owner owns, or has exclusive rights in, the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate any Credit Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Credit Party’s net revenue interest in such Property.

(b)          All material leases and agreements necessary for the conduct of the business of the Credit Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Credit Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)          All of the Properties of the Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

(e)          Each Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.16         Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Credit Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of any Credit Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of any Credit Party is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Credit Party. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Credit Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by any Credit Party, in a manner consistent with Credit Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.16 could not reasonably be expected to have a Material Adverse Effect).

Section 7.17          Marketing of Production.

(a)          Schedule 1.02(c) sets forth as of the Effective Date a true and complete list of (i) all Persons to whom each Credit Party sells crude oil and any other Hydrocarbons and (ii) all contracts for the purchase and sale of crude oil and any other Hydrocarbons to which the any Credit Party is a party.

(b)          Each contract for the purchase and sale of crude oil and other Hydrocarbons to which each Credit Party is a party is an Offtake Agreement.

(c)          Each Person to whom any Credit Party sells crude oil and other Hydrocarbons is an Eligible Buyer.

Section 7.18         Swap Agreements and Qualified ECP Guarantor. Schedule 7.18, as of and after the Effective Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement. The Borrower is a Qualified ECP Guarantor.

Section 7.19         Use of Loans and Letters of Credit. The proceeds of the Revolving Loans and the Letters of Credit shall be used (a) to repay Debt under the Existing Credit Agreement and (b) to provide working capital for exploration and production operations and for general corporate purposes of the Borrower and its Subsidiaries; provided that none of the Administrative Agent, the Issuing Bank nor any Lender shall have any responsibility to monitor or verify the application by the Borrower of any amounts borrowed pursuant to this Agreement. The proceeds of the Term Loan shall be used (a) to pay the purchase price pursuant to the terms of the PELE Purchase Agreement, (b) to repay existing Debt of PELE pursuant to the terms of the PELE Purchase Agreement, and (c) to pay transaction costs and expenses in connection with the PELE Acquisition. The Parent and the Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.20         Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Credit Parties, taken as a whole, will exceed the aggregate Debt of the Credit Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Credit Parties will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Credit Parties and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Credit Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.21         Material Documents. As of the Effective Date, the copies of the Material Documents previously delivered by the Parent or the Borrower to the Administrative Agent are true, accurate and complete and have not been amended or modified in any manner, other than pursuant to amendments or modifications permitted pursuant to Section 9.16.

Section 7.22         Ranking. The Loans and the LC Exposure constitute senior secured Debt of the Credit Parties and rank (a) pari passu with all obligations under all Secured Swap Agreements, all Specified Cash Management Agreements, and Debt secured by Liens permitted by Section 9.03(d) and (b) effectively senior to all other Debt of the Credit Parties to the extent of the value of the Collateral (other than Debt secured by Liens permitted by Section 9.03(d)), except for obligations that are accorded mandatory preference by law and as may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability.

Section 7.23         Anti-Corruption Laws and Sanctions. Each Credit Party and its respective officers and employees and, to the knowledge of the Parent or the Borrower, the respective directors and agents of each Credit Party are in compliance with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (b) Anti-Corruption Laws or Anti-Money Laundering Laws and (c) the PATRIOT Act, in each case, in all material respects and have not violated any applicable Sanctions. None of (a) the Credit Party or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent or the Borrower, any agent of any Credit Party that will act in any capacity in connection with or benefit from the credit facility established by this Agreement, is a Sanctioned Person or is engaged in any activity which is prohibited under Sanctions, including without limitation, (i) any direct or, to the knowledge of the Parent or the Borrower, indirect dealings involving or benefitting (A) a Person that is listed on, or owned or controlled by, or acting on behalf of a Sanctioned Person; (B) a Person located in, organized under, or owned or controlled by, or acting on behalf of, a Person located in or organized under the laws of Sanctioned Country; (C) a Person that is owned or controlled by, or acting for or on behalf of, or providing assistance, support or services of any kind to, or otherwise associated with any Person in (A) or (B); (ii) any business or making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in (A)-(C); (iii) any dealing in, or otherwise engaging in any transaction relating to any property or interests in property subject to prohibitions under Sanctions; and (iv) any transaction that evades, avoids or attempts to violate any of the prohibitions set forth in the Sanctions or has such a purpose.

Section 7.24         Anti-Terrorism Laws/OFAC. Neither the Parent, nor any of its Subsidiaries, nor, to the knowledge of the Parent or the Borrower, any of its Affiliates nor any of the respective officers, directors or agents of the Parent, such Subsidiaries or such Affiliates (a) has violated or is in violation of Anti-Terrorism Laws, (b) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (c) is a Sanctioned Person, (d) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (e) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (f) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 7.25         Foreign Exchange Special Regime. Each Colombian Branch is subject to, and in compliance with, the corresponding foreign exchange special regime applicable to oil sector companies, composed by External Resolution 8 of 2000 and circular reglamentaria externa DCIN-83, both issued by the Colombian Central Bank (Banco de la Republica), and by Decree 2080 of 2000 issued by Ministry of Finance and Public Credit (Ministerio de Hacienda y Credito Publico).

Section 7.26         Investment Company Act. Neither the Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Article VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a)          Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)          Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)          Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer substantially in the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) setting forth reasonably detailed calculations of Adjusted Consolidated Net Income, (iv) specifying that there has been no change in the list of Material Subsidiaries, Restricted Subsidiaries and Unrestricted Subsidiaries since the date the last compliance certificate was delivered or updating the list of Material Subsidiaries, Restricted Subsidiaries and Unrestricted Subsidiaries, as applicable, to reflect any such changes since such date, (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a)(i) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (vi) with respect to each certificate delivered concurrently with any delivery of financial statements under Section 8.01(a) only, attaching thereto a true, correct and complete organizational chart of the Parent and its Subsidiaries as of the time of delivery of such certificate.

(d)          Certificate of Financial Officer -- Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Parent are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01 (a) or Section 8.01 (b), a consolidated balance sheet and a consolidated income statement that each include only the consolidated financial results of the Restricted Subsidiaries and exclude all financial results from any Unrestricted Subsidiaries.

(e)          Certificate of Financial Officer – Swap Agreements. Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.18, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(f)          Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g)          Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Parent or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of the Parent or any such Subsidiary, and a copy of any response by the Parent or any such Subsidiary, or the Board of Directors of the Parent or any such Subsidiary, to such letter or report.

(h)          Securities Exchange and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or with any national securities exchange (including the NYSE Amex and the Toronto Stock Exchange), or distributed by the Parent to its shareholders generally, as the case may be.

(i)          Notices Under Material Documents. Promptly after the furnishing thereof, copies of any notice, inquiry or demand (including, without limitation, any notice of, or request for information regarding, any default, event of default, force majeure event or termination event (caducidad), furnished to or by any Person (whether any Credit Party, any Offtaker, any Governmental Authority, ANH, Ecopetrol S.A., any counterparty or otherwise) pursuant to or in connection with the terms of any Material Document.

(j)          Defaults under Material Documents. Promptly after the Parent or the Borrower knows or has reason to believe that any condition or event that constitutes a default, event of default, force majeure event or termination event (howsoever described) under any Material Document has occurred, a notice of such occurrence, together with a certificate from a Responsible Officer of the Parent or the Borrower specifying the nature and period of existence of such default, event of default, force majeure event or termination event, and any action taken or proposed to be taken with respect thereto.

(k)          Lists of Purchasers. Promptly following the written request of the Administrative Agent, a list of all Persons purchasing Hydrocarbons from any Credit Party.

(l)          Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements.

(i)          In the event any Credit Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties pursuant to Section 9.11(d) or the Parent or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Equity Interests in any Subsidiary Guarantor pursuant to Section 9.11(d), prior written notice (and in any event no later than 10 days, or such later date as the Administrative Agent may agree, prior thereto) of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.

(ii)         In the event any Credit Party intends to transfer or otherwise dispose of any of its Property pursuant to Section 9.11(h) or Section 9.11(i), prior written notice (and in any event no later than 10 days, or such later date as the Administrative Agent may agree, prior thereto) of such transfer or other disposition and any other details thereof requested by the Administrative Agent or any Lender.

(iii)        In the event that the Parent or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Parent or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation (in the case of a voluntary Liquidation of any Swap Agreement, written notice no less than one (1) Business Days’ following the date thereof), as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(m)         Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event having a Fair Market Value in excess of $10,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a Fair Market Value in excess of $10,000,000.

(n)          Information Regarding Guarantors. Prompt written notice (and in any event within ten (10) days) of any change in (i) any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) the location of any Guarantor’s chief executive office or principal place of business, (iii) any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) any Guarantor’s taxpayer identification number.

(o)          Production Report and Operating Statements.

(i)          On or before April 1 and October 1 of each year, a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales), including gross production and net production after royalties, for each such calendar month from the Oil and Gas Properties of the Credit Parties, and setting forth the related ad valorem, severance and production taxes and operating expenses attributable thereto and incurred for each such calendar month, and such other related information as the Administrative Agent may reasonably request.

(ii)         No later than April 1 of each year, a report prepared by or on behalf of the Parent detailing (i) the projected production of Hydrocarbons by the Credit Parties in each of the next four fiscal quarters and the assumptions used in calculating such projections, (ii) an annual operating budget for the Credit Parties for the forthcoming fiscal year, and (iii) the projected capital expenditures to be incurred by the Credit Parties in each of the next four fiscal quarters, with a breakdown of those capital expenditures to be used for the development of proved undeveloped reserves in the Oil and Gas Properties of the Credit Parties (including the Colombian Hydrocarbon Properties), and the assumptions used in calculating such projections.

(p)          Notices of Certain Changes. Promptly, but in any event within ten (10) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document of any Credit Party.

(q)          Material Changes. Promptly after any material change in royalties or taxes, or the confiscation, condemnation, seizure, forfeiture or expropriation in respect of any Oil and Gas Properties of any Credit Party.

(r)          Certificate of Financial Officer – Environmental Laws; Corporate Social Responsibility. Promptly, but no later than ninety (90) days following the end of each fiscal year of the Parent, a certificate of a Responsible Officer of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, confirming compliance with Section 7.06, or details of any potential or actual material deviation therefrom, together with details of the actions being taken to respond to and remedy the situation.

(s)          Notices under Concession Agreements. Promptly after receipt thereof, copies of any requirement that any Colombian Branch receives from ANH or Ecopetrol S.A. that results or may result in the early termination (caducidad) of one or more of the Concession Agreements.

(t)          Notice of Senior Debt Issuance. Written notice at least (5) days (or such later date as the Administrative Agent may agree) prior to the issuance of any Senior Debt as contemplated by Section 9.02(g), the amount thereof and the anticipated date of closing and a copy of the preliminary offering memorandum (if any), the final offering memorandum (if any) and the most recent draft of the indenture available at such time (if any) relating to such offering of Senior Debt.

(u)          Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Any financial statement or filing required to be furnished pursuant to Section 8.01(a), Section 8.01(b) or Section 8.01(h) shall be deemed to have been furnished on the date on which the Borrower has notified the Administrative Agent that the Parent or the Borrower has filed such financial statement or filing with either (i) the Securities and Exchange Commission and such financial statement is available on the EDGAR website at www.sec.gov or (ii) the Canadian Securities Administrators and such financial statement is available on the SEDAR website at www.sedar.com. Notwithstanding the foregoing, if the Administrative Agent requests the Borrower to furnish paper copies of any such financial statement or filing, the Borrower shall deliver such paper copies to the Administrative Agent until the Administrative Agent gives written notice to cease delivering such paper copies.

Section 8.02         Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt (and in any event within three (3) Business Days) written notice after a Responsible Officer of the Parent or of the Borrower obtains knowledge of any of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles; and

(c)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03         Existence; Conduct of Business. The Parent will, and will cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.

Section 8.04         Payment of Obligations. The Parent will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Parent and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Property of the Parent or any Subsidiary.

Section 8.05         Performance of Obligations under Loan Documents. The Borrower will pay the Notes and Colombian Notes according to the reading, tenor and effect thereof, and the Parent will, and will cause each other Credit Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06         Operation and Maintenance of Properties; Subordination of Operator’s Liens. The Parent, at its own expense, will, and will cause each other Credit Party to:

(a)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)          keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities, except to the extent of a disposition of such Property that is otherwise permitted under Section 9.11.

(c)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)          cause each Affiliate of the Parent or the Borrower which operates any of the Credit Parties’ Oil and Gas Properties to subordinate, pursuant to agreements in form and substance satisfactory to the Administrative Agent, any operators’ Liens or other Liens in favor of such Affiliate in respect of such Oil and Gas Properties to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties;

(f)          to the extent a Credit Party is not the operator of any Property, the Parent shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07         Insurance. The Parent will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least thirty (30) days’ prior notice of any cancellation to the Administrative Agent.

Section 8.08         Books and Records; Inspection Rights. The Parent will, and will cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each other Credit Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, that unless an Event of Default has occurred and is continuing, the Credit Parties shall bear the cost and expense of any such visit or inspection no more than once during any calendar year.

Section 8.09         Compliance with Laws. The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except (other than with respect to bribery and anti-corruption Governmental Requirements) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10         Environmental Matters.

(a)          The Parent shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Parent’s or its Subsidiaries’ Properties or any other property offsite the Property to the extent caused by the Parent’s or any of its Subsidiaries’ operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Parent’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Parent’s or its Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Parent’s and its Subsidiaries’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          The Parent will promptly, but in no event later than five days of the occurrence thereof, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Parent or any Subsidiary or any of their Properties of which the Parent has knowledge in connection with any Environmental Laws if the Parent could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of $10,000,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11         Further Assurances.

(a)          The Parent at its sole expense will, and will cause each other Credit Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Credit Party, as the case may be, in the Loan Documents, including the Notes and the Colombian Notes, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)          The Parent and the Borrower each hereby authorizes the Administrative Agent to file one or more financing or continuation statements (or the equivalent thereof), and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of any Credit Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower and the Parent each acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the applicable Credit Party or words of similar effect as may be required by the Administrative Agent in any jurisdiction where such a description is appropriate or applicable.

Section 8.12         Reserve Reports.

(a)          On or before April 1 and October 1 of each year, commencing April 1, 2016, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report evaluating the Oil and Gas Properties of the Credit Parties as of the immediately preceding December 31 and July 1. The Reserve Report as of December 31 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower or the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Revolving Credit Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower or the Parent who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.08(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Revolving Credit Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Credit Parties owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) each Offtaker has executed instruction letters pursuant to which it has agreed to make payments under each Offtake Agreement to which it is a party to the relevant Collection Account as required by Section 8.14(d), (vi) attached to the certificate is a true and complete list of (A) all Persons to whom the Credit Parties sell crude oil and any other Hydrocarbons and (B) all contracts for the purchase and sale of crude oil and any other Hydrocarbons to which any Credit Party is a party (including, without limitation, each Offtake Agreement), (vii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are included in the Borrowing Base, and (viii) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are subject to Security Instruments in favor of the Administrative Agent and demonstrating the percentage of the total proved value of the Oil and Gas Properties that the value of such Oil and Gas Properties represent.

Section 8.13         Title Information.

(a)          On or before the delivery to the Administrative Agent and the Revolving Credit Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report.

(b)          If (i) the Borrower has provided title information for additional Properties under Section 8.13(a), and receives notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties or (ii) the Parent or the Borrower become aware of the existence of any title defect or any Lien (other than Liens permitted by Section 9.03) affecting any Oil and Gas Properties (including any Colombian Hydrocarbon Property) of any Credit Party which has been given value in the most recent Reserve Report, the Borrower shall give the Administrative Agent prompt written notice of such title defect or Lien, and the case of the foregoing clauses (i) or (ii), the Parent shall, or shall cause the applicable Credit Party to, undertake to take all steps necessary to cure such title defect or discharge such Lien; provided, that the failure of the applicable Credit Party to cure such title defect or discharge such lien to the reasonable satisfaction of the Administrative Agent shall not constitute an Event of Default and the only remedy of the Administrative Agent and the Revolving Credit Lenders in connection with such failure shall be the adjustment of the Borrowing Base in accordance with Section 2.08(e).

Section 8.14         Guaranty; Collateral.

(a)          Guaranty. The Parent shall guarantee, and the Parent shall cause (i) each Material Subsidiary, (ii) each Subsidiary that directly owns any Equity Interests in the Borrower or a Material Subsidiary, and (iii) each Subsidiary that guarantees any Senior Debt (including, in each case, for the avoidance of doubt, PELE and its Subsidiaries to the extent constituting Material Subsidiaries or Subsidiaries (as applicable)), to guarantee, within thirty (30) days (or such longer time (not to exceed sixty (60) days past such thirty (30) day period without the consent of the Majority Lenders) as the Administrative Agent may agree in its sole discretion) of such Person becoming a Material Subsidiary or Subsidiary (as applicable), the Secured Obligations pursuant to the Guaranty Agreement (by supplement, joinder or otherwise) and/or one or more other guaranty agreements on terms satisfactory in form and substance to the Administrative Agent; provided that once a Person is a Guarantor hereunder, such Person shall always be a Guarantor hereunder even if such Person ceases to otherwise meet the foregoing requirements of becoming a Guarantor.

(b)          Liens and Material Documents. The Parent shall, and shall cause each other Credit Party to (and with respect to any Person that becomes a Subsidiary Guarantor after the Effective Date (including, for the avoidance of doubt, PELE and its Subsidiaries to the extent constituting Subsidiary Guarantors), within thirty (30) days (or such longer time (not to exceed sixty (60) days past such thirty (30) day period without the consent of the Majority Lenders) as the Administrative Agent may agree in its sole discretion) of such Person becoming a Subsidiary Guarantor), grant to the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations (i) on or prior to the date that such Credit Party enters into any Swap Agreement or Offtake Agreement, a first priority, perfected Lien on all of its right, title and interest in and to such Swap Agreement or Offtake Agreement (but in the case of an Offtake Agreement, only if the Administrative Agent determines in its sole discretion that obtaining such Lien is practicable under the circumstances and the benefits of doing so outweighs the burdens of doing so), and (ii) a first priority, perfected Lien on all of its right, title and interest in and to such Credit Party’s proved Oil and Gas Properties (including, without limitation, in the economic rights in each Concession Agreement to which it is a party), material personal property related thereto, and the following personal property within the meaning of the UCC (and, in other jurisdictions not subject to the UCC, similar property): Accounts; all Chattel Paper (whether Tangible Chattel Paper or Electronic Chattel Paper); the Collection Accounts; all General Intangibles (including, without limitation, all rights under insurance contracts, rights to insurance proceeds and all proceeds of insurance); all Instruments (including, without limitation, all Pledged Notes); all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing); all books and records pertaining to the foregoing; and to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; in each case pursuant to one or more Security Instruments on terms satisfactory in form and substance to the Administrative Agent. In connection therewith, on or prior to the execution and delivery by any Credit Party of any Swap Agreement or Offtake Agreement, the Parent shall, and shall cause such Credit Party to, deliver to the Administrative Agent a duly executed agreement of the counterparty to such Swap Agreement or the Offtaker under such Offtake Agreement (and in either case, any other Person that is obligated (whether contingently or otherwise) to make payments thereunder), as applicable, in form and substance satisfactory to the Administrative Agent, pursuant to which such Person shall agree to make all payments under such Swap Agreement and Offtake Agreement to the relevant Collection Account; provided, that, notwithstanding the foregoing, there shall be no requirement to grant any Lien on any “Excluded Property” (as defined in the Guaranty Agreement).

(c)          Pledge of Equity Interests. The Parent shall, and shall cause its Subsidiaries to, mortgage, charge, assign by way of security, and pledge all of the Equity Interests in the Borrower and each Subsidiary Guarantor (and with respect to any Person that becomes a Subsidiary Guarantor after the Effective Date (including, for the avoidance of doubt, PELE and its Subsidiaries to the extent constituting Subsidiary Guarantors), within thirty (30) days (or such longer time (not to exceed sixty (60) days past such thirty (30) day period without the consent of the Majority Lenders) as the Administrative Agent may agree in its sole discretion) of such Person becoming a Subsidiary Guarantor), pursuant to one or more Security Instruments on terms satisfactory in form and substance to the Administrative Agent.

(d)          Collection Accounts. The Parent shall, and shall cause each other Credit Party to:

(i)          deposit or cause to be deposited directly into one or more Collection Accounts in US Dollars or such other currency as the Majority Lenders may approve in their reasonable discretion, all Dedicated Cash Receipts; and

(ii)         grant a first priority, perfected Lien to the Administrative Agent for the benefit of the Secured Parties on all of its right, title and interest in and to each Collection Account established in the name of such Credit Party pursuant to one or more Deposit Account Control Agreements and/or one or more other Security Instruments on terms satisfactory in form and substance to the Administrative Agent.

(e)          Notwithstanding the foregoing Sections 8.14(a) through (d), the Administrative Agent may waive any obligation of a Credit Party to grant a Lien on any property or to provide any item of collateral pursuant to this Section 8.14 if in the sole judgment of the Administrative Agent the cost or other consequences of granting a Lien on such property or providing such collateral shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

Section 8.15         Unrestricted Subsidiaries. The Parent shall:

(a)          cause each Unrestricted Subsidiary to maintain its own separate books and records and bank accounts, which are and will be, in each case, separate and apart from those of any other Person;

(b)          cause each Unrestricted Subsidiary to be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person, maintain and utilize separate invoices and checks bearing its own name and otherwise conduct its own business and own its own assets and correct any known misunderstanding regarding its separate identity;

(c)          cause each Unrestricted Subsidiary to refrain from commingling its funds or other assets with those of any other Person;

(d)          cause each Unrestricted Subsidiary to refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(e)          cause each Unrestricted Subsidiary to observe all corporate formalities;

(f)          not, and shall not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries in an amount to exceed $25,000,000 at any time outstanding; and

(g)          shall not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.

Section 8.16         Post-Closing Obligations.

(a)          Within thirty (30) days following the Third Amendment Effective Date (or such longer time (not to exceed sixty (60) days past such thirty (30) day period without the consent of the Majority Lenders) as the Administrative Agent may agree in its sole discretion):

(i)          The Parent shall have complied with Sections 8.14(b) and (c) with respect to the PELE Assets, as applicable;

(ii)          The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that, to the extent required under applicable law, ANH approval has been obtained with respect to each Concession Agreement to which PELE or any of its Subsidiaries is a party;

(iii)         The Administrative Agent shall have received such amendments, modifications or supplements to the Security Instruments as it may deem necessary or advisable to reflect the Term Loans made on the Third Amendment Effective Date;

(iv)        The Administrative Agent shall have received an opinion of (i) Bracewell LLP, special New York counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (ii) Stikeman Elliott (London) LLP, special United Kingdom counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iii) A&C Legal, special Colombian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, (iv) Ventura Garcés & López-Ibor Abogados, special Spanish counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent, and (v) Patton, Moreno & Asvat, special Panamanian counsel to the Parent and the other Credit Parties, in form and substance satisfactory to the Administrative Agent;

(v)          The Administrative Agent shall have received a certificate of insurance coverage with respect to the PELE and its Subsidiaries evidencing that such Persons are carrying insurance in accordance with Section 7.11; and

(vi)          The Administrative Agent shall have received satisfactory evidence that (A) the corporate resolutions of Taghmen approving the appointment of new directors of Taghmen by its sole shareholder have been duly registered with the Spanish Commercial Register and (B) Taghmen shall have released the closing of Taghmen’s file (cierre registral) at the Commercial Registry of Madrid by filing any delayed financial statements of Taghmen and taking any other necessary actions to effectuate such release (the date on which Taghmen first releases the closing of Taghmen’s file (cierre registral) at the Commercial Registry of Madrid, the “Taghmen Compliance Date”).

(b)          Within fifteen (15) Business Days following the Third Amendment Effective Date (or such longer time (not to exceed sixty (60) days past such fifteen (15) Business Day period without the consent of the Majority Lenders) as the Administrative Agent may agree in its sole discretion), the Borrower shall (i) procure that the constitutional documents of PELE are amended to include the terms set out in the members resolution in Exhibit G; (ii) deliver to the Administrative Agent of a duly passed members resolution of PELE in the form set out in Exhibit G; and (iii) procure that all filings, registrations and recordings of the members resolution and updated constitutional documents as required by applicable law are promptly filed, registered or recorded after the passing of the members resolution.

Article IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent and the Borrower each covenants and agrees with the Lenders that:

Section 9.01         Financial Covenants.

(a)          Ratio of Total Debt to EBITDAX. The Parent will not, as of the last day of any fiscal quarter, permit the ratio of Total Debt as of such date to EBITDAX for the four fiscal quarters ending on such date to be greater than 4.00 to 1.0.

(b)          Senior Secured Leverage Ratio. The Parent will not, as of the last day of any fiscal quarter, permit the Senior Secured Leverage Ratio as of such date, to be greater than to be greater than 3.00 to 1.00.

(c)          Interest Coverage Ratio. The Parent will not, as of the last day of any fiscal quarter, permit its ratio of EBITDAX for the period of four fiscal quarters then ending to Interest Expense for such period to be less than 2.5 to 1.0.

Section 9.02          Debt. The Parent will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Loans or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents and the other Secured Obligations.

(b)          Debt of the Parent and the Subsidiaries existing on the date hereof that is reflected in Schedule 9.02, and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof).

(c)          Debt under Capital Leases or incurred in the ordinary course of business to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services, not to exceed $5,000,000.

(d)          Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of its Oil and Gas Properties.

(e)          intercompany Debt (i) between Credit Parties (other than any Debt incurred by Taghmen) which is subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent, (ii) between Unrestricted Subsidiaries, (iii) owed by Credit Parties (other than debt owed by Taghmen) to Unrestricted Subsidiaries, provided any such Debt is expressly subordinated to the Secured Obligations on terms acceptable to the Administrative Agent, or (iv) owed by any Unrestricted Subsidiary to any Credit Party or by Taghmen to any Credit Party, to the extent that any such Debt, when aggregated with any other Investments made by any Credit Party in and to Unrestricted Subsidiaries pursuant to Section 9.05(g)(ii) does not exceed $200,000,000 in the aggregate at any time outstanding; provided that, with respect to this clause (iv), (A) both before and immediately after giving effect to any such Debt, no Default shall exist, and (B) after giving effect to any such Debt, the percentage equal to the lesser of (x) the amount of the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is $160,000,000 and (y) the Borrowing Base Utilization Percentage, shall not exceed ninety percent (90%), (C) any such Debt incurred is not held, assigned, transferred, negotiated or pledged to any Person other than the Parent or one of its Wholly- Owned Subsidiaries, and (D) any such Debt owed by a Credit Party shall be subordinated to the Secured Obligations on terms satisfactory to the Administrative Agent.

(f)          any Excepted Debt.

(g)          Senior Debt of the Parent or any other Credit Party (other than Taghmen), and any guarantees thereof, the principal amount of which does not exceed (i) $500,000,000 minus (ii) the outstanding principal amount of Term Loans in the aggregate at any one time outstanding; provided, that the principal amount of any Convertible Senior Notes shall not exceed $150,000,000 in the aggregate at any one time outstanding; provided further that: (A) the Borrower shall have complied with Section 8.01(t); (B) both before and immediately after giving effect to the incurrence of any such Senior Debt, no Default, Event of Default or Borrowing Base Deficiency exists or would exist (after giving effect to any concurrent repayment of Debt with the proceeds of such incurrence, if any); (C) the Parent is in Pro Forma Compliance after giving effect to the incurrence of any such Debt and the transactions contemplated thereby (and the Parent shall deliver to the Administrative Agent on the date of incurrence thereof a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating Pro Forma Compliance); (D) such Senior Debt does not have any scheduled principal amortization prior to the date which is one hundred eighty days after the Revolving Credit Maturity Date (as in effect on the date of the incurrence of such Senior Debt); (E) such Senior Debt does not have a scheduled maturity sooner than the date which is one hundred eighty days after the Revolving Credit Maturity Date (as in effect on the date of the incurrence of such Senior Debt); (F) no Subsidiary is required to guarantee such Senior Debt unless such Subsidiary has guaranteed the Secured Obligations pursuant to the Guaranty Agreement (by supplement, joinder or otherwise) and/or one or more other guaranty agreements on terms satisfactory in form and substance to the Administrative Agent; (G) if such Senior Debt is senior subordinated Debt, such Senior Debt is expressly subordinate to the payment in full of all of the Secured Obligations on terms and conditions reasonably satisfactory to the Administrative Agent; (H) (i) in the case of Senior Debt (other than any Convertible Senior Notes issued pursuant to the Initial Convertible Senior Notes Indenture) and any guarantees thereof, such Senior Debt and any guarantees thereof are on terms, taken as a whole, no more restrictive on the Parent or any other Credit Party than the terms and conditions of this Agreement, taken as a whole, as reasonably determined by the Board of Directors of the Parent, acting in good faith and evidenced by a resolutions of such Board of Directors and (ii) in the case of any Convertible Senior Notes issued pursuant to the Initial Convertible Senior Notes Indenture and any guarantees thereof, such Convertible Senior Notes and any guarantees thereof are on terms, taken as a whole, no more restrictive on the Parent or any other Credit Party than the terms and conditions of this Agreement, taken as a whole, as reasonably determined by a Responsible Officer of the Parent, acting in good faith, and certified to the Administrative Agent; and (I) such Senior Debt does not have any mandatory prepayment or mandatory redemption provisions (other than customary change of control or asset sale tender offer provisions and, in the case of any Convertible Senior Notes, customary provisions requiring the repurchase of such Convertible Senior Notes upon the occurrence of a Fundamental Change) that would require a mandatory prepayment or redemption in priority to the Secured Obligations.

(h)          Debt under a Colombian Peso denominated unsecured credit facility with a commercial bank or a syndicate of commercial banks in an aggregate principal amount not to exceed the US Dollar equivalent of $30,000,000 (determined as of the closing date of such Colombian Peso denominated unsecured credit facility based on a prevailing exchange rate selected by the Administrative Agent in its reasonable discretion); provided that: (i) such Debt is unsecured; (ii) such Debt does not have any restriction on the ability of the Borrower or any Credit Party to amend, supplement or modify this Agreement or the other Loan Documents, (iii) such Debt does not have any restrictions on the ability of the Borrower or any other Credit Party to guarantee the Secured Obligations or pledge assets as collateral security for the Secured Obligations, and (iv) the credit agreement governing such Debt is, taken as a whole, no more restrictive on the Parent and the Subsidiaries than the terms and conditions of this Agreement, taken as a whole, as reasonably determined by the Board of Directors of the Parent, acting in good faith and evidenced by a resolutions of such Board of Directors, and the terms and conditions of such Debt shall not conflict with the terms and conditions of this Agreement or any other Loan Document.

(i)          Debt incurred by any Credit Party (other than Taghmen), the principal amount of which does not exceed five percent (5%) of the lesser of (x) $160,000,000 and (y) the then-effective Borrowing Base in the aggregate.

(j)          Debt of a Person existing at the time such Person is acquired by the Parent or any Subsidiary to the extent such acquisition constitutes a Permitted Acquisition (and not created in anticipation or contemplation thereof); provided that the Parent is in Pro Forma Compliance after giving effect to the incurrence of any such Debt and the transactions contemplated thereby (and the Parent shall deliver to the Administrative Agent on the date of incurrence thereof a certificate of a Financial Officer setting forth reasonably detailed calculations demonstrating Pro Forma Compliance).

Section 9.03         Liens. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Secured Obligations.

(b)          Liens existing on the date hereof that are reflected on Schedule 9.03;

(c)          Excepted Liens.

(d)          Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease.

(e)          Liens on Property not constituting Collateral securing Debt and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured under this Section 9.03(e) shall not exceed $5,000,000 at any time.

(f)          Liens on Property of a Person (excluding any Property given credit in the Borrowing Base) existing at the time such Person is acquired by the Parent or any Subsidiary to the extent such acquisition constitutes a Permitted Acquisition (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to Property not subject to such Liens at the time of acquisition (other than improvements thereon).

(g)          Liens securing Debt permitted by Section 9.02(i).

(h)          Liens on Equity Interests in Unrestricted Subsidiaries.

(i)          Liens on the Properties of Parent and its Subsidiaries located in the jurisdiction of Brazil granted to secure the Existing Credit Agreement, for so long as the Borrower is in compliance with Section 8.16.

Section 9.04         Restricted Payments; Repayment of Senior Debt; Amendments to Terms of Senior Debt.

(a)          Restricted Payments. The Parent will not, and will not permit any other Credit Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except (i) any Credit Party may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock); (ii) any Credit Party (other than the Parent) may declare and pay dividends ratably with respect to its Equity Interests to the direct holders of its Equity Interests that are other Credit Parties; (iii) the Parent may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Parent and its Subsidiaries; (iv) Permitted Tax Distributions, (v) any Repurchase consummated on or prior to the Bid End Date in connection with the NCIB Buyback; provided, that (A) both before and immediately after giving effect to each Repurchase, no Default, Event of Default or Borrowing Base Deficiency exists or would exist, and (B) the aggregate amount of consideration paid by the Parent in respect of all Repurchases for the NCIB Buyback shall not exceed $45,000,000 in the aggregate for the NCIB Buyback, (vi) any Credit Party may make required cash interest payments on any Convertible Senior Notes, (vii) any Credit Party may make any payment in, and/or delivery of, its common stock in satisfaction of the Parent’s obligations in respect of any Convertible Senior Notes upon conversion or exchange of such Convertible Senior Notes, (viii) any Redemption by any Credit Party of any Convertible Senior Notes upon the occurrence of a Fundamental Change to the extent such Redemption constitutes a Restricted Payment and (ix) any Credit Party may pay cash in lieu of fractional shares in connection with any conversion or exchange of any Convertible Senior Notes.

(b)          Repayment of Senior Debt; Amendment to Terms of Senior Debt. The Parent will not, and will not permit any of its Subsidiaries to, prior to the date that is one hundred eighty (180) days after the Revolving Credit Maturity Date: (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Senior Debt; (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Debt or any Senior Debt Document if (A) the effect thereof would be to shorten its maturity or average life, in either case to a date that is prior to one hundred eighty (180) days after the Revolving Credit Maturity Date, or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described); provided that the foregoing shall not prohibit the execution of supplemental indentures associated with the incurrence of additional Senior Debt to the extent permitted by Section 9.02(g) or the execution of supplemental indentures to add guarantors if required by the terms of any Senior Debt Document; provided such Person complies with Section 8.14(a) and becomes a Guarantor, or (C) with respect to any Senior Debt that is subordinated to the Secured Obligations or any other Debt, designate any Debt (other than obligations of the Parent and the Subsidiaries pursuant to any other Senior Debt that is not so subordinated or the Loan Documents) as “Specified Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Senior Debt Document related to Senior Debt that is subordinated to the Secured Obligations or any other Debt. For the avoidance of doubt, shares of common stock and cash issued in lieu of fractional shares of common stock, in each case issued upon conversion or exchange of any Convertible Senior Notes shall not be prohibited by this Section 9.04(b).

Section 9.05         Investments, Loans and Advances. The Parent will not, and will not permit any other Credit Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

(b)          accounts receivable arising in the ordinary course of business.

(c)          direct obligations of the United States, Canada, or any agency thereof, or obligations guaranteed by the United States, Canada, or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)          commercial paper maturing within one year from the date of creation thereof rated no lower than A2 or P2 by S&P, Moody’s, Dominion Bond Rating Service Limited or Canada Bond Rating Service.

(e)          deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States or Canada of any other bank or trust company which is organized under the laws of the United States or any state thereof or Canada or any province thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P, Moody’s, Dominion Bond Rating Service Limited or Canada Bond Rating Service.

(f)          deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

(g)          (i) Investments made by any Credit Party in or to any other Credit Party; and (ii) Investments made by any Credit Party in or to Unrestricted Subsidiaries, which, when aggregated with any Debt incurred pursuant to Section 9.02(e)(iv), without duplication, do not exceed $200,000,000 in the aggregate at any time outstanding; provided that, with respect to this clause (ii), (A) both before and immediately after giving effect to any such Investment, no Default shall exist, and (B) after giving effect to any such Investment, the percentage equal to the lesser of (x) the amount of the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is $160,000,000 and (y) the Borrowing Base Utilization Percentage, shall not exceed ninety percent (90%).

(h)          subject to the limits in Section 9.06(a), Investments (including, without limitation, capital contributions) in general or limited partnerships or other types of entities (each a “venture”) entered into by a Credit Party with others in the ordinary course of business; provided that (i) any such venture is engaged exclusively in oil and gas exploration, development, production, processing and related activities, including transportation, (ii) the interest in such venture is acquired in the ordinary course of business and on fair and reasonable terms and (iii) such venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding an amount equal to $2,000,000.

(i)           Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business; provided that no Default shall have occurred and be continuing or would result therefrom.

(j)           Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to any Credit Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of any Credit Party; provided that the Parent shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $1,000,000.

(k)          other Investments not to exceed $50,000,000 in the aggregate at any time outstanding; provided that: (i) both before and after giving effect to any such Investment, no Default exists, and (ii) after giving effect to any such Investment, the percentage equal to the lesser of (x) the amount of the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is $160,000,000 and (y) the Borrowing Base Utilization Percentage, shall not exceed ninety percent (90%).

(l)           Investments made with Equity Interests of the Parent.

(m)         Investments made with all or a portion of the Available Amount on the date that a Responsible officer of the Parent elects to apply all or a portion thereof to this Section 9.05(m), such election to be specified in a written notice of a Responsible Officer of the Parent calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied.

(n)          (i) the Investment consisting of the acquisition of all of the outstanding Equity Interests of Petroamerica Oil Corp., (ii) the Investment consisting of the acquisition of all of the outstanding Equity Interests of PetroGranada Colombia Limited, and (ii) the Investment consisting of the acquisition of a beneficial interest in all of the outstanding Equity Interests of PELE on the Third Amendment Effective Date, and upon registration of the transfers of Equity Interest of PELE delivered to the Borrower on the Third Amendment Effective Date, the acquisition of legal title in all of the outstanding Equity Interests of PELE pursuant to the terms of the PELE Acquisition Agreement.

Section 9.06         Nature of Business; Unrestricted Subsidiaries.

(a)          The Parent will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

(b)          The Parent will not permit any Unrestricted Subsidiary to make Investments in any Person except Investments (i) in Credit Parties or (ii) reasonably related to the conduct of such Subsidiary’s business as an independent oil and gas exploration and production company.

(c)          From and after the date hereof, the Parent will not, and will not permit any Credit Party to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of Colombia or Mexico except (i) Investments in Unrestricted Subsidiaries that are otherwise permitted by Section 9.05 and (ii) expenditures (other than in Property or expenditures consisting of deposits or fees associated with purchase agreements of Property) in preparation of a potential acquisition, ownership or operation of Oil and Gas Properties (excluding any capital expenditures attributable to the actual acquisition, ownership or operation of Oil and Gas Properties).

(d)          Subject to Section 9.06(e), any Person that becomes a Subsidiary of the Parent or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(e)          The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be (A) an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Parent’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(g)(ii) and (B) a disposition of the assets owned by such Subsidiary on the date of such designation for the purposes of Section 9.11(d)(iii). Except as provided in this Section 9.06(e), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(f)          The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation, (i) the representations and warranties of the Parent and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist, and (iii) the Parent and the Borrower each complies with the requirements of Section 8.14, Section 8.15 and this Section 9.06. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Parent’s direct and indirect ownership interest in such Subsidiary or the amount of the Parent’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(g)(ii).

Section 9.07          Limitation on Leases. The Parent will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Credit Parties pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $4,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08          Proceeds of Notes. The Parent will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.19.

Section 9.09         Sale or Discount of Receivables. Except for receivables obtained by any Credit Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent will not, and will not permit any other Credit Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.10         Mergers, Etc. The Parent will not, and will not permit any other Credit Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that, so long as no Default then exists, or would exist after giving effect thereto, and both before and after giving effect thereto, each Credit Party is in compliance with Section 8.14: (a) any Wholly-Owned Subsidiary of the Borrower may participate in a consolidation with the Borrower so long as the Borrower is the surviving Person or transferee, (b) any Subsidiary Guarantor may participate in a consolidation with the Parent so long as the Parent is the surviving Person or transferee, and the Parent shall be in Pro Forma Compliance and subject to the other provisions of this Agreement, including Sections 9.02(j) and 9.03(e), (c) any Subsidiary Guarantor may participate in a consolidation with any Unrestricted Subsidiary so long as the Subsidiary Guarantor is the surviving Person or transferee, (d) any Subsidiary Guarantor may participate in a consolidation with any other Subsidiary Guarantor; provided that, in the case of clause (d), the surviving Subsidiary Guarantor or transferee (the “Surviving Subsidiary Guarantor”) shall either be organized in (i) the same jurisdiction as the Subsidiary Guarantor that is not the surviving Subsidiary Guarantor or transferee (the “Non-Surviving Subsidiary Guarantor”), (ii) the same jurisdiction as the Surviving Subsidiary Guarantor, (iii) any state of the United States of America or province of Canada, or (iv) such other jurisdiction as approved by the Majority Lenders, and (e) on or before June 30, 2016, Gran Tierra International Inc., a company incorporated under the laws of the Cayman Islands, may participate in a consolidation with the Borrower (i) so long as the Borrower is the surviving Person and (ii) after giving effect to such consolidation, the Borrower is in compliance with Section 8.13.

Section 9.11         Disposition of Properties. The Parent will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise dispose of or transfer (including, without limitation, as a result of a Casualty Event) any Property (including, without limitation, any Equity Interests in any Subsidiary Guarantor owing Oil and Gas Properties) except for:

(a)          the sale of Hydrocarbons in the ordinary course of business;

(b)          the sale or other disposition of Oil and Gas Properties to which no proved reserves are attributable (and Equity Interests in Subsidiaries owning Oil and Gas Properties to which no proved reserves are attributable), including farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts;

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(c)          (i) the sale or other disposition of obsolete or worn-out equipment or equipment that is no longer necessary for the business of the Parent or such Subsidiary or is replaced by equipment of at least comparable value and use, (ii) ordinary course of business dispositions of (A) cash and Cash Equivalents, (B) overdue accounts receivable in connection with the compromise or collection thereof, and (C) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the conduct of the business of the Parent and its Subsidiaries and do not materially detract from the value or the use of the Property which they affect, and (iii) transfers of Property subject to a Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding;

(d)          the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary Guarantor owning Oil and Gas Properties; provided that (i) 100% of the consideration received in respect of such sale or other disposition shall be cash, (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the Fair Market Value of the Oil and Gas Property, interest therein or Subsidiary Guarantor subject of such sale or other disposition (as reasonably determined by the board of directors of the Parent and, if requested by the Administrative Agent, the Parent shall deliver a certificate of a Responsible Officer of the Parent certifying to that effect), (iii) if the aggregate the value assigned to such Property in the then effective Borrowing Base, when aggregated with the value assigned to (A) all such Oil and Gas Properties disposed of pursuant to this clause (d), plus (B) the Liquidated portion of any Swap Agreements in respect of commodities Liquidated, in each case, since the last Scheduled Redetermination Date, in the then effective Borrowing Base, is in excess of five percent (5%) of the then effective Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such sale or disposition, by an amount equal to the value, if any, assigned such Property in the then effective Borrowing Base, as determined by the Administrative Agent and (iv) if any such sale or other disposition is of a Subsidiary Guarantor owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests in such Subsidiary Guarantor;

(e)          sales and other dispositions of Properties to which the exceptions pursuant to Section 9.11(a) to (d) do not apply having a Fair Market Value not to exceed $10,000,000 during any 6- month period;

(f)          any Unrestricted Subsidiary may sell, transfer, lease or otherwise dispose of any of its Property other than Equity Interests (whether owned or held by it directly or indirectly) in any Credit Party except as otherwise expressly permitted by Section 9.11(d) or Section 9.11(j).

(g)          sales, transfers, leases or dispositions of Property permitted by Section 9.10;

(h)          any Credit Party may transfer or otherwise dispose of any of its Property to any other Credit Party; provided that both before and after giving effect to such transfer or disposition, (A) no Default or Event of Default exists or would exist and (B) the Credit Parties are in compliance with Sections 8.14(a) and (b) as of the date of such transfer or disposition without giving effect to the three day grace period specified in such Sections;

(i)          any Credit Party may transfer Property (other than Oil and Gas Properties or interests therein or any Equity Interests in any Credit Party) to any Unrestricted Subsidiary to the extent such transfer constitutes an Investment permitted by Section 9.05(g)(ii); provided that both before and after giving effect to such transfer or disposition, no Default or Event of Default exists or would exist; and

(j)          the Liquidation of any Swap Agreements.

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Section 9.12         Environmental Matters. The Parent will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect.

Section 9.13         Transactions with Affiliates. The Parent will not, and will not permit any other Credit Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between the Borrower or any Subsidiary Guarantor and any Subsidiary Guarantor) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, that the foregoing restrictions shall not apply to (a) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Parent (or any direct or indirect parent thereof) and the other Credit Parties and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Parent; (b) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Parent and the other Credit Parties in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Parent and the other Credit Parties, (c) transactions pursuant to agreements in existence on the Effective Date and set forth on Schedule 9.13 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (d) Restricted Payments, redemptions, repurchases and other actions permitted under Section 9.04, (e) any issuance of Equity Interests or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Parent, and (f) payments by the Parent and the other Credit Parties pursuant to Tax payment arrangements among the Parent and the other Credit Parties on customary terms; provided, that payments by Parent and the other Credit Parties under any such Tax payment arrangements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities.

Section 9.14         Restrictive Agreements. The Parent will not, and will not permit any other Credit Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders, or restricts any Credit Party (other than the Parent) from paying dividends or making any other distributions in respect of its Equity Interests to the Parent or any other Credit Party, or restricts the Parent or any other Credit Party from making loans or advances, or transferring any Property, to the Parent or any other Credit Party, or which requires the consent of or notice to other Persons in connection therewith, other than (i) any such restrictions imposed by law or by the Loan Documents, (ii) restrictions that restrict in a customary manner the subletting, assignment or transfer of any Property that is subject to a lease, farm-in agreement or farm-out agreement, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (iii) restrictions pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreement of the Borrower or any of its Subsidiaries, (iv) restrictions with respect to the disposition or distribution of Property in operating agreements, joint venture agreements, development agreements, area of mutual interest agreements and other agreements that are customary in the Hydrocarbon business and entered into in the ordinary course of business and (v) customary restrictions arising under any contract or agreement in connection with Debt permitted under Section 9.02(c) or any contract or agreement creating Liens permitted by Section 9.03(d).

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Section 9.15         Swap Agreements. The Parent will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than:

(a)          Swap Agreements entered into by the Parent or the Borrower in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Credit Parties as set forth in the most recent Reserve Report delivered pursuant to the terms of this Agreement for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately and (iii) with a tenor not to exceed three (3) years.

(b)          Swap Agreements entered into by the Parent or the Borrower in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and the Borrower then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Parent’s or Borrower’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements entered into by the Parent or the Borrower effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent and the Borrower then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Parent’s Debt for borrowed money which bears interest at a floating rate; and

(c)          Swap Agreements in respect of foreign exchange and currency option transactions with an Approved Counterparty to provide protection against fluctuations in currency values; provided that all such Swap Agreements shall be entered into in the ordinary course of business and consistent with prudent business practice and not for speculative purposes.

(d)          In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent or any Subsidiary to post collateral, credit support (including in the form of letters of credit) or margin to secure their obligations under such Swap Agreement or to cover market exposures.

Section 9.16         Material Documents. The Parent will not, and will not permit any other Credit Party to, amend, modify, supplement, cancel or terminate, or waive compliance with respect to, any Material Documents in any manner that is materially adverse to the interests of the Lenders without the prior written consent of the Majority Lenders (and, provided that the Parent promptly furnishes to the Administrative Agent a copy of such amendment, modification, supplement, cancellation, termination or waiver).

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Section 9.17         Marketing Activities. The Parent will not, and will not permit any other Credit Party to, enter into any contracts for the purchase and sale of crude oil or any other Hydrocarbons other than Offtake Agreements.

Section 9.18         Sanctions. Neither the Parent nor any Subsidiary shall, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a)(i) to knowingly fund any activities of or business with any Person, or (ii) for any purpose in any Designated Jurisdiction that, in each case, at the time of such funding, is the subject of Sanctions, or (b) in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, Issuing Bank, or otherwise) of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 9.19         Anti-Corruption Laws. Neither the Parent nor any Subsidiary shall fail to conduct its businesses in compliance with applicable Anti-Corruption Laws or Anti-Money Laundering Laws in all material respects.

Section 9.20         Taghmen Holding Company. Taghmen shall not engage in any business or activity (including, without limitation, incurring any Debt) other than (i) the ownership of Equity Interests as of the Third Amendment Effective Date in Petroleos del Norte, S.A., a corporation duly organized under the laws of Colombia, (ii) maintaining its corporate existence; provided, that nothing in this Section 9.20 shall prevent Taghmen from consummating any transaction permitted under this Section 9.20 or taking any action in connection with a reorganization, liquidation, dissolution or winding-up following the disposal of all or substantially all of its Property pursuant to a transaction permitted under this Section 9.20, (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, including the incurrence of any Obligations, (iv) incurring intercompany debt permitted pursuant to Section 9.02, (v) merging into or with or consolidating with any other Credit Party as otherwise permitted hereunder or selling, transferring, leasing or otherwise disposing of any of its Property to any other Credit Party as otherwise permitted hereunder, (vi) participating in tax, accounting and other administrative activities as the owner of Equity Interests in Petroleos del Norte, S.A., and (vii) activities incidental to the transactions, businesses or activities described in clauses (i) through (vi) of this Section 9.20, including without limitation, including paying taxes, preparing reports to Governmental Authorities and to its shareholders, holding directors and shareholders meetings, preparing corporate records and other corporate activities required to maintain its separate corporate existence.

Article X
Events of Default; Remedies

Section 10.01         Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

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(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)          any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (except to the extent such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall have been incorrect when made or deemed made).

(d)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(j), Section 8.02, Section 8.03, Section 8.14, Section 8.16 or in Article IX.

(e)          any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) any Credit Party becomes aware of such failure or (b) notice thereof from the Administrative Agent to the Borrower (which notice may be given at the request of any Lender).

(f)          any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable.

(g)          any event or condition occurs that results in any Material Indebtedness of any Credit Party becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable agreement or instrument under which such Material Indebtedness was created) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require any Credit Party to make an offer in respect thereof; provided that this clause (g) shall not apply to any conversion or exchange trigger that results in conversion or exchange of any convertible or exchangeable debt securities into equity, as applicable.

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

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(i)          any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(g), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of any Credit Party shall make any request or take any action for the purpose of calling a meeting of the stockholders of any Credit Party to consider a resolution to dissolve and wind-up such Credit Party’s affairs.

(j)          any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Credit Party to enforce any such judgment.

(l)          the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Credit Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or any Credit Party or any of their Affiliates shall so state in writing.

(m)          any Governmental Authority shall (i) take any action to condemn, seize, nationalize or appropriate any portion of the Property of any Credit Party (either with or without payment of compensation) used in the exploration or development of Properties and the Fair Market Value of such Property constitutes greater than 10% of the Borrowing Base then in effect, or (ii) take any action to renegotiate, materially modify or increase the rate of taxation or the amount of royalties payable by any Credit Party and such renegotiation, modification or increase could reasonably be expected to result in a Material Adverse Effect.

(n)          any Credit Party defaults on any of its obligations under one or more Concession Agreements relating to Oil and Gas Properties having a Fair Market Value greater than $10,000,000, where the effect of such default is to entitle a ANH or Ecopetrol, either immediately or with the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable Concession Agreement, to early terminate (declaración de caducidad) such Concession Agreement(s), or to take any other course of action with respect thereto.

(o)          any Credit Party defaults on any of its obligations under an Offtake Agreement where the effect of such default is to entitle the Offtaker under such Offtake Agreement, either immediately or with the giving of notice, but in any event after the expiration of any applicable grace period provided in the applicable Offtake Agreement, to terminate such Offtake Agreement, or to take any other course of action with respect thereto.

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(p)          a Change in Control shall occur.

Section 10.02        Remedies.

(a)          In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes, the Colombian Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder and under the Notes, the Colombian Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Credit Party; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes, the Colombian Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Credit Parties accrued hereunder and under the Notes, the Colombian Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

Declaration of an Event of Default referred to in Section 10.01(h), Section 10.01(i) or Section 10.01(j) shall not: (1) prevent the commencement of a proceeding under Law 1116 of 2006 (“Law 1116”) or any Colombian Branch or the Borrower, whether in a voluntary or involuntary manner; (2) be construed to mean that the purpose of this Section is to prevent or create obstacles to prevent, directly or indirectly, that proceedings be commenced in Colombia under Law 1116 with respect to any Colombian Branch or the Borrower; (3) prohibit any Colombian Branch or the Borrower from negotiating or entering into a restructuring agreement under Law 1116; or (4) impose any restrictions or prohibitions, or unfavorable effects “efectos desfavorables” upon any Colombian Branch or the Borrower for the negotiation or execution of a restructuring agreement under Law 1116. The rights of the Lenders under this Section may not be exercised in connection with Section 10.01(h), Section 10.01(i) or Section 10.01(j) if and for so long as a proceeding is commenced or a petition is filed in Colombia to commence a proceeding under Law 1116 with respect to any Colombian Branch or the Borrower, whether in a voluntary or involuntary manner or any Colombian Branch or the Borrowers engage in negotiations to enter into, or enters into a restructuring agreement in Colombia under Law 1116.

(b)          In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

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(c)          All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i)          first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent and the Global Coordinator in their capacities as such;

(ii)         second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)        third, pro rata to payment of accrued interest on the Loans;

(iv)        fourth, pro rata to payment of (A) principal outstanding on the Loans, (B) reimbursement obligations in respect of Letters of Credit pursuant to Section 2.09(e) (and cash collateralization of LC Exposure hereunder), (C) Secured Swap Obligations (other than Excluded Swap Obligations) owing to Secured Swap Parties, and (D) Specified Cash Management Obligations owing to Secured Cash Management Parties;

(v)         fifth, pro rata to any other Secured Obligations; and

(vi)        sixth, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Parent or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to the Secured Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to the Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

Article XI
The Agents

Section 11.01         Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.

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Section 11.02         Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent or any Subsidiary or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

Section 11.03         Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Global Coordinator or the Arrangers shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence, bad faith or willful misconduct.

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Section 11.04       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence, bad faith or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05       Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06       Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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Section 11.07       Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or Affiliate thereof as if it were not an Agent hereunder.

Section 11.08       No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent or any Subsidiary of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arrangers shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.09       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

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(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10       Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 5.03(a), Section 5.03(c) or Section 5.03(f), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 11.10. The agreements in this Section 11.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.

Section 11.11       Authority of Administrative Agent to Release Collateral and Liens.

(a)          Each Lender and the Issuing Bank hereby authorizes the Administrative Agent, to execute and deliver any instruments, documents, termination statements, assignments, documents and agreements necessary or desirable, or reasonably requested by the Borrower to evidence and confirm the release of any Guarantor or Collateral pursuant to this Section 11.11, all without the further consent or joinder of any Lender or the Issuing Bank, at the Borrower’s sole cost and expense.

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(b)          The Lenders and the Issuance Bank hereby irrevocably agree that any Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment in cash of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made and except for Letters of Credit that have been cash collateralized to the satisfaction of the Issuing Bank or as to which other arrangements satisfactory to the Issuing Bank shall have been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 12.02), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guaranty Agreement in accordance with the terms thereof, and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Instruments.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.  Additionally, the Lenders and the Issuing Bank hereby irrevocably agree that the Guarantors shall be released from the Guaranty Agreement (in each case, solely with respect to the guarantee of the Obligations hereunder) upon consummation of any transaction permitted under the terms of this Agreement and resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or Material Subsidiary.

Section 11.12         Colombian Security Documents. Each Secured Party hereby authorizes the Administrative Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Colombian Security Documents and any other Security Instruments governed by the laws of Colombia. Each Secured Party further authorizes the Administrative Agent to execute on its behalf, directly or through attorneys-in-fact duly appointed for such purposes (including, without limitation, pursuant to a power of attorney in form and substance satisfactory to the Administrative Agent), and to accept the benefits of, each of the Colombian Security Documents and any other agreements or documents as may be necessary or advisable in connection with the grant of, or attachment or perfection of, the security interest granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Colombian Security Documents or any other Security Instruments governed by the laws of Colombia (including, but not limited to, the execution, amendment, modification, waiver, supplement, cancellation and/or termination, of the Colombian Security Documents and the filing and registration of any amendment, supplement, release and/or cancellation before any competent registry in Colombia, in connection with the Colombian Security Documents).

Section 11.13         Global Coordinator, Mandated Lead Arranger, Lead Manager and the Arrangers. None of the Global Coordinator, Mandated Lead Arranger, Lead Manager, or the Arrangers shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

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Article XII
Miscellaneous

Section 12.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to the Borrower, to it at 200, 150 13 Avenue S.W., Calgary, Alberta, Canada Attention of Chief Financial Officer (Telecopy No. (403) 265-3242);

(ii)         if to the Parent, to it at 200, 150 13 Avenue S.W., Calgary, Alberta, Canada Attention of Chief Financial Officer (Telecopy No. (403) 265-3242);

(iii)        if to the Administrative Agent or the Issuing Bank, to it at:

Albert Kwan
2000, 700 - 2 Street SW, Calgary, AB T2P 2W1
Tel: (403) 298-7829
Email: albert.kwan@scotiabank.com

(iv)        if to the Administrative Agent or the Issuing Bank for principal repayments, interest, fees, to it at:

Deon Austin
720 King Street West, 2nd Floor,
Toronto, Ontario, Canada M5V 2T3
Tel: 1-416-866-6471
Email: Deon.austin@scotiabank.com

Ryan Hariprasad
720 King Street West, 2nd Floor,
Toronto, Ontario, Canada M5V 2T3
Tel: 416 866 5901
Email: gwsloanops.intl@scotiabank.com

(v)         if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02         Waivers; Amendments.

(a)          No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

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(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Revolving Credit Amount of any Revolving Credit Lender without the written consent of such Revolving Credit Lender, (ii) increase the Borrowing Base without the written consent of each Revolving Credit Lender, decrease or maintain the Borrowing Base without the consent of the Required Revolving Credit Lenders, or modify Section 2.08 or the definition of “Reserve Report” in any manner without the consent of each Revolving Credit Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Majority Revolving Credit Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligation hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligation hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Term Loan Maturity Date, the Term Loan Termination Date, the Revolving Credit Maturity Date or the Revolving Loan Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, or Section 6.02(e), Section 8.14, Section 9.06(c), Section 10.02(c) or Section 12.15 or change the definition of the term “Material Subsidiary”, “Subsidiary”, or “Unrestricted Subsidiary”, without the written consent of each Lender affected thereby, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the Collateral (other than as provided in Section 11.11), without the written consent of each Lender, (viii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender or (ix) change the definition of “Majority Revolving Credit Lenders” or “Required Revolving Credit Lenders” without the written consent of each Revolving Credit Lender (other than any Defaulting Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, (a) any supplement to Schedule 1.02(b) (Eligible Buyers) or Schedule 7.13 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders, (b) any Security Instrument may be supplemented to add additional collateral with the consent of the Administrative Agent and (c) the Administrative Agent and the Borrower (or other applicable Credit Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or enter into any agreement or instrument to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Mortgaged Property or Property to become Mortgaged Property to secure the Secured Obligations for the benefit of the Lenders or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any Lender. In addition, notwithstanding the foregoing, (i) the Administrative Agent, the Parent and the Borrower may amend, modify or supplement any provision of this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency so long as such amendment, modification or supplement does not adversely affect the rights or obligations of any Lender, (ii) the Administrative Agent, the Parent and the Borrower may amend other provisions of this Agreement or any other Loan Document to the extent explicitly permitted to do so by the terms of this Agreement or of any other Loan Document and (iii) the Administrative Agent, the Parent and the Borrower may modify the terms of any Fee Letter.

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Section 12.03         Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel (which shall be limited to a single firm of counsel for the Administrative Agent and its Affiliates and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for the Administrative Agent and its Affiliates, taken as a whole) and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)          The Borrower shall indemnify each Agent, the Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and defend and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of counsel (which shall be limited to a single firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all Indemnitees, taken as a whole and, solely in the case of an actual or perceived conflict of interest (as reasonably identified by an Indemnitee) where the Indemnitee affected by such conflict informs the Borrower of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document, (ii) the failure of any Credit Party to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of any Credit Party set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, (A) any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (v) any other aspect of the Loan Documents, (vi) the operations of the business of the Credit Parties by the Credit Parties, (vii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments, (viii) any Environmental Law applicable to the Credit Parties or any of their Properties or operations, including, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of Hazardous Materials on or at any of their Properties, (ix) the breach or non-compliance by any Credit Party with any Environmental Law applicable to any Credit Party, (x) the past ownership by any Credit Party of any of its Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (xi) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of Hazardous Materials on or at any of the Properties owned or operated by any Credit Party or any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by any Credit Party, (xii) any environmental liability related in any way to any Credit Party, (xiii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, and such indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee, (2) a material breach by such Indemnitee of its obligations under this Agreement or (3) claims of one or more Indemnitees against another Indemnitee (other than claims against the Agent or the Arrangers in their capacities as such) and not involving any act or omission of the Borrower or any of its Related Parties. This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arrangers or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arrangers or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arrangers or the Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, the Borrower and the Parent shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable promptly (but not later than ten (10) days) after written demand therefor.

Section 12.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower, an Affiliate of the Borrower, a Defaulting Lender or an Affiliate of a Defaulting Lender all or any portion of such Lender’s rights and obligations under this Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          (i)           Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower; provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee and, if the Borrower has not objected to such assignment within five (5) Business Days of notice thereof, the Borrower shall be deemed to have consented to such assignment; and

(B)         the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)

(1)         each assignment by a Revolving Credit Lender shall be made as an assignment of a proportionate part of all the assigning Revolving Credit Lender’s rights and obligations as a Revolving Credit Lender under this Agreement, including, without limitation, a pro rata portion of its Revolving Credit Commitment, Maximum Revolving Credit Amount, LC Exposure, participations in Letters of Credit and outstanding Revolving Loans; and

(2)         each assignment by a Term Lender shall be made as an assignment of a proportionate part of all the assigning Term Lender’s rights and obligations as a Term Lender under this Agreement Term Lender’s rights and obligations under this Agreement, including, without limitation, a pro rata portion of its outstanding Term Loans;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

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(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E)         in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower or any natural person.

(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)        The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Revolving Credit Amount of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

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(c)          (i)          Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than the Parent or the Borrower, any Affiliate thereof, or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant shall be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice; provided that the applicable Lender shall have no obligation to show such Participant Register to the Borrower except to the extent such disclosure is necessary to establish that such Loan, commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Credit Party to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05         Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)          To the extent that any payments on the Secured Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06         Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

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(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or other similar electronic means (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07         Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of any Credit Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09         Governing law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York except to the extent that United States Federal law permits any Lender to contract for, charge, receive, reserve or take interest at the rate allowed by the laws of the State where such Lender is located.

(b)          Any legal action or proceeding with respect to the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction.

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(c)          In addition, to the extent that any Credit Party or Affiliate thereof may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this agreement or any other Loan Document, to claim for itself or its revenues, assets or properties any immunity from suit, the jurisdiction of any court, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or any other legal process, and to the extent that in any such jurisdiction there may be attributed such immunity (whether or not claimed), such Person irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and hereby agrees that the foregoing waiver shall be enforced to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America, as amended, and is intended to be irrevocable for the purpose of such Act.

(d)          The Borrower hereby designates, appoints and empowers, ample and sufficient, to C T Corporation System (the “Process Agent”), with offices on the date hereof at 111 Eighth Avenue, New York, New York, 10011, as its designee, appointee and agent with respect to any such action or proceeding in New York to receive for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such proceeding and agrees that the failure of such agent to give any advice of any such service of process to the Borrower shall not impair or affect the validity of such service or of any claim based thereon. If for any reason the Process Agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York City reasonably satisfactory to the Administrative Agent on the terms and for the purposes of this provision. Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in Section 12.01 or such other address as is specified pursuant to Section 12.01 (or its assignment and assumption), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of a party or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against another party in any other jurisdiction.

(e)          Each party hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers; and (iv) acknowledges that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.09.

Section 12.10       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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Section 12.11       Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from any Credit Party relating to the Credit Parties and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12       Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

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Section 12.13       Judgment Currency. This is an international loan transaction in which the specification of US Dollars is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by the payee of the full amount of the Original Currency payable by it under this Agreement. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Original Currency into the Other Currency, the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent or any Lender hereunder could purchase Original Currency with the Other Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of each Credit Party in respect of any such sum due from it to the Administrative Agent or any other Person under any Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer the Original Currency to New York with the amount of the judgment currency so adjudged to be due; and each Credit Party hereby, as a separate obligation and notwithstanding any such judgment, agrees jointly and severally to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Original Currency so purchased and transferred.

Section 12.14       EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

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Section 12.15       Collateral Matters; Secured Swap Agreements and Specified Cash Management Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to Secured Swap Parties and Secured Cash Management Parties on a pro rata basis (but subject to the terms of the Loan Documents, including, without limitation, provisions thereof relating to the application and priority of payments to the Secured Parties) in respect Secured Swap Obligations and Specified Cash Management Obligations. No Secured Swap Party or Secured Cash Management Party shall have any voting rights under any Loan Document as a result of the existence of Secured Swap Obligations or Specified Cash Management Obligations.

Section 12.16       Collateral Assignment of Swap Agreements.

(a)          Pursuant to the Security Instruments, each Credit Party is required to pledge, assign and transfer (the “Swap Assignment”) to the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due of the Obligations (as defined therein), a first priority continuing security interest in, lien on and right of setoff against, all of its right, title and interest in and to each Swap Agreement to which it is a party, including each Swap Agreement between such Credit Party and any Lender or Affiliate of a Lender, all as more particularly described in the Security Instruments (the “Swap Collateral”). In furtherance of the foregoing, each Lender hereby: (i) consents and agrees to the Swap Assignment and (ii) agrees that from and after the Effective Date it will make any payments which become payable by such Lender under or pursuant to any Swap Agreement between such Lender and any Credit Party directly to the relevant Collection Account until such time as the grant of security interest in such Collateral is released pursuant to the terms of this Agreement and the other Loan Documents.

(b)          The Parent and the Borrower each agrees that any payment made by a Lender or an Affiliate of a Lender pursuant to the provisions of this Section 12.16 shall, to the extent of such payment, satisfy the obligations of such Lender or its Affiliate under the relevant Swap Agreement. The Parent and the Borrower each agrees to hold each Lender and its Affiliates harmless from any claims or liabilities resulting from actions of such Lender or its Affiliates in accordance with the terms of this Section 12.16.

Section 12.17       No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

121

Section 12.18       USA Patriot Act Notice.

(a)          Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each of them, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Person in accordance with the USA Patriot Act. The Parent shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.

(b)          In the event that: (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement, (ii) any change in the status of any Credit Party after the date of this Agreement, or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, requires the Administrative Agent (for itself or on behalf of a Lender) or a Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, any or all of the Credit Parties, as applicable, shall promptly, upon the request of the Administrative Agent, supply, or produce the supply of such documentation and other evidence as is requested by the Administrative Agent (for itself or on behalf of any of the Lenders) in order for the Administrative Agent or the Lenders, as the case may be, to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws.

(c)          Each Lender shall promptly upon the request of the Administrative Agent, supply or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws.

Section 12.19       English Language. This Agreement has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement shall be in the English language or, if not in English and if requested by the Administrative Agent, accompanied by a certified English translation thereof. The English language version of any such document for purposes of this Agreement shall control the meaning of the matters set forth herein.

Section 12.20       Acknowledgment and Consent to Bail-In of EEA Financial Institutions Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

122

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 12.21       Security Trustee. For the purposes of the English law governed Security Instruments (the “UK Security Instruments”), the Administrative Agent is appointed as security trustee for the Secured Parties on the terms set out in Schedule 12.21 (the Administrative Agent as Security Trustee). Governing law clause to address that this clause and Schedule 12.21 are governed by the laws of England and Wales.

[SIGNATURES BEGIN NEXT PAGE]

123

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Signature Page – Credit Agreement

PARENT:	GRAN TIERRA ENERGY INC.

By:
Name:
Title:

Signature Page – Credit Agreement

ADMINISTRATIVE AGENT:	THE BANK OF NOVA SCOTIA,
as Administrative Agent, the Issuing Bank and a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page – Credit Agreement

LENDERS:	SOCIÉTÉ GÉNÉRALE, as a Lender

By:
Name:
Title:

Signature Page – Credit Agreement

HSBC Bank Canada, as a Lender

By:
Name:
Title:

Signature Page – Credit Agreement

Export Development Canada,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page – Credit Agreement

Natixis, New York Branch, as a Lender

By:
Name:
Title:

Signature Page – Credit Agreement

Royal Bank of Canada, as a Lender

By:
Name:
Title:

Signature Page – Credit Agreement

Annex I

List of Maximum Credit Amounts

Lender	Applicable Revolving Credit Percentage	Maximum Revolving Credit Amounts
The Bank of Nova Scotia	22.50%	$112,500,000.00
Société Générale	22.50%	$112,500,000.00
HSBC Bank Canada	17.50%	$87,500,000.00
Export Development Canada	15.00%	$75,000,000.00
Natixis, New York Branch	15.00%	$75,000,000.00
Royal Bank of Canada	07.50%	$37,500,000.00
TOTAL:	100.00000000%	$500,000,000.00

Lender	Applicable Term Loan Percentage	Term Loan Commitment
The Bank of Nova Scotia	24.23%	$31,500,000
Société Générale	22.50%	$29,250,000
HSBC Bank Canada	17.50%	$22,750,000
Export Development Canada	5.19%	$6,750,000
Natixis, New York Branch	23.08%	$30,000,000
Royal Bank of Canada	7.50%	$9,750,000
TOTAL:	100.00000000%	$130,000,000.00

Annex I – Page 1

Exhibit A-1

Form of REVOLVING CREDIT Note

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (the “Borrower”), hereby promises to pay to [                ] (the “Revolving Credit Lender”), at the principal office of The Bank of Nova Scotia (the “Administrative Agent”), at 711 Louisiana Street, Suite 1400, Houston, TX, 77002, United States of America, the principal sum of [       ] US Dollars ($[       ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Revolving Credit Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Revolving Loan made by the Revolving Credit Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Revolving Credit Lender on its books and, prior to any transfer of this Note, may be recorded by the Revolving Credit Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Revolving Credit Lender. Failure to make any such notation or to attach a schedule shall not affect any Revolving Credit Lender’s or the Borrower’s rights or obligations in respect of such Revolving Loans or affect the validity of such transfer by any Revolving Credit Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 18, 2015 among the Borrower, the Parent, the Administrative Agent, and the other agents and lenders signatory thereto (including the Revolving Credit Lender), and evidences Revolving Loans made by the Revolving Credit Lender thereunder (such Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Revolving Loans upon the terms and conditions specified therein and other provisions relevant to this Note. The assignment or transfer of this Note is subject to various limitations and conditions under the Credit Agreement.

Exhibit A-1 – Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY REVOLVING CREDIT LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH REVOLVING CREDIT LENDER IS LOCATED.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit A-1 – Page 2

Exhibit A-2

Form of term loan Note

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (the “Borrower”), hereby promises to pay to [                ] (the “Term Lender”), at the principal office of The Bank of Nova Scotia (the “Administrative Agent”), at 711 Louisiana Street, Suite 1400, Houston, TX, 77002, United States of America, the principal sum of [       ] US Dollars ($[       ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loan made by the Term Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Term Loan, at such office, in like money and funds, for the period commencing on the date of such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Term Loan made by the Term Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Term Lender on its books and, prior to any transfer of this Note, may be recorded by the Term Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Term Lender. Failure to make any such notation or to attach a schedule shall not affect any Term Lender’s or the Borrower’s rights or obligations in respect of such Term Loan or affect the validity of such transfer by any Term Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of September 18, 2015 among the Borrower, the Parent, the Administrative Agent, and the other agents and lenders signatory thereto (including the Term Lender), and evidences a Term Loan made by the Term Lender thereunder (such Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of the Term Loan upon the terms and conditions specified therein and other provisions relevant to this Note. The assignment or transfer of this Note is subject to various limitations and conditions under the Credit Agreement.

Exhibit A-2 – Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY TERM LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH TERM LENDER IS LOCATED.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit A-2 – Page 2

Exhibit B

Form of Borrowing Request

[             ], 20[  ]

Gran Tierra Energy International Holdings Ltd., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of September 18, 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, the Parent, The Bank of Nova Scotia, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing of [the Term/a Revolving] Loan as follows:

(i)          Aggregate amount of the requested Borrowing is $[            ];

(ii)         Date of such Borrowing is [            ], 20[  ];

(iii)        Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)        [The initial Interest Period applicable thereto is [            ];] [Applicable only to Eurodollar Borrowings]

(v)         Amount of Borrowing Base in effect on the date hereof is $[            ];

(vi)        Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Revolving Loans and total LC Exposure) are $            ];

(vii)       Pro forma total Revolving Credit Exposures (after giving effect to any requested Borrowing of Revolving Loans on or prior to the Borrowing Date) are $[            ]; and

(viii)      Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 of the Credit Agreement, is as follows:

[                              ]

[                              ]

[                              ]

[                              ]

[                              ]

Exhibit B – Page 1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit B – Page 2

Exhibit C

Form of Interest Election Request

[            ], 20[  ]

Gran Tierra Energy International Holdings Ltd., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (the “Borrower”), pursuant to Section 2.05 of the Credit Agreement dated as of September 18, 2015 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, the Parent, The Bank of Nova Scotia, as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)          The Borrowing of [the Term / a Revolving] Loan to which this Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (ii) and (iii) below shall be specified for each resulting Borrowing) is [            ];

(ii)         The effective date of the election made pursuant to this Interest Election Request is [            ], 20[  ];[and]

(iii)        The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv)        The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]]]. [Applicable only to Eurodollar Borrowings]

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit C – Page 1

Exhibit D

Form of Compliance Certificate

The undersigned hereby certifies that he/she is the [            ] of Gran Tierra Energy International Holdings Ltd., an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of September 18, 2015 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, the Parent, The Bank of Nova Scotia, as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

(a)          Except as set forth below, the representations and warranties of the Credit Parties contained in Article VII of the Agreement and in the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it was true and correct) at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date.

(b)          There exists no Default or Event of Default [or specify Default and describe].

(c)          Attached hereto are the detailed computations necessary to determine Adjusted Consolidated Net Income for the [fiscal quarter][fiscal year] ended [            ].

(d)          [There has been no change to the [Material Subsidiaries][Restricted Subsidiaries][Unrestricted Subsidiaries] since [fiscal quarter][fiscal year] ended [ ]][Attached hereto is a list of each [Material Subsidiary][Restricted Subsidiary][Unrestricted Subsidiary].]

(e)          Attached hereto are the detailed computations necessary to determine whether the Parent is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ended [            ].

(f)          [There has been no change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04(a)(i).][Attached hereto is a list of changes in GAAP since the date of the audited financial statements referred to in Section 7.04(a)(i) and detailed computations necessary to specify the effect of such change on the financial statements accompanying this certificate.]

(g)           [Attached hereto is a true, correct and complete organizational chart of the Parent and its Subsidiaries as of the date hereof.]1

EXECUTED AND DELIVERED this [            ] day of [            ].

1 As applicable.

Exhibit D – Page 1

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.

By:
Name:
Title:

Exhibit D – Page 2

Exhibit E

Security Instruments

1)	Guaranty and Collateral Agreement made by each of the Obligors (as defined therein), in favor of the Administrative Agent

2)	UCC-1 Financing Statements in respect of item 1, by

a)	Gran Tierra Energy Inc. (filed with the Secretary of State of Nevada)

b)	Gran Tierra Energy International Holdings Ltd. (filed with the Recorder of Deeds of the District of Columbia)

c)	Petrolifera Petroleum (Colombia) Limited (filed with the Recorder of Deeds of the District of Columbia)

d)	Gran Tierra Energy Cayman Islands Inc. (filed with the Recorder of Deeds of the District of Columbia)

e)	Argosy Energy, LLC (filed with the Secretary of State of Delaware)

f)	Gran Tierra Energy Colombia, Ltd. (filed with the Secretary of State of Utah)

g)	Solana Resources Limited (filed with the Recorder of Deeds of the District of Columbia)

h)	Gran Tierra Exchangeco Inc. (filed with the Recorder of Deeds of the District of Columbia)

i)	Gran Tierra Callco ULC (filed with the Recorder of Deeds of the District of Columbia)

j)	1203647 Alberta Inc. (filed with the Recorder of Deeds of the District of Columbia)

k)	Gran Tierra Goldstrike Inc. (filed with the Recorder of Deeds of the District of Columbia)

l)	Gran Tierra Energy Canada ULC (filed with the Recorder of Deeds of the District of Columbia)

3)	Stock Powers delivered in respect of any certificated U.S. entities whose equity interests are required to be pledged under the Loan Documents

4)	Contratos de Garantía Mobiliaria Sin Tenencia Sobre Los Derechos Económicos Derivados de Los Contratos de Concesión in favor of the Administrative Agent and the Lenders (filed with the Registry of Security over Movable Assets), by

a)	Petrolifera Petroleum (Colombia) Limited

b)	Gran Tierra Energy Colombia Ltd.

Exhibit E – Page 1

5)	Letters of Instruction / Consent and Agreements by:

a)	Ecopetrol S.A – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Ecopetrol S.A. and Gran Tierra Energy Colombia, Ltd., effective December 1, 2012, expiring November 30, 2013.

b)	Ecopetrol S.A. – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Ecopetrol S.A. and Petrolifera Petroleum (Colombia) Limited effective December 1, 2012, expiring November 30, 2013.

c)	Petrobras Colombia Limited – Agreement for the Purchase and Sale of Crude Petroleum under the Jilguero and Melero wells located under the Garibay E&P Contract between Petrobras Colombia Limited and Petrolifera Petroleum (Colombia) Limited, effective July 1, 2013, expiring December 31, 2013.

d)	Petrobras Colombia Limited – Agreement for the Purchase and Sale of Crude Petroleum under the Ramiriquí well located under the Llanos - 22 E&P Contract between Petrobras Colombia Limited and Gran Tierra Energy Colombia Ltd., effective February 1, 2013, expiring January 31, 2014.

e)	Emerald Energy Plc Sucursal Colombia – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract and the Guayuyaco Association Contract between Emerald Energy Plc Sucursal Colombia and Petrolifera Petroleum (Colombia) Limited effective May 12, 2012, expiring May 11, 2014.

f)	Emerald Energy Plc Sucursal Colombia – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract, Guayuyaco Association Contract and the Santana Risk Participation Contract between Emerald Energy Plc Sucursal Colombia and Gran Tierra Energy Colombia Ltd effective May 12, 2012, expiring May 11, 2014.

g)	Gunvor Colombia SAS – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS and Petrolifera Petroleum (Colombia) Limited effective December 3, 2012, expiring December 2, 2013.

h)	Gunvor Colombia SAS – Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS and Gran Tierra Energy Colombia Ltd. effective December 3, 2012, expiring December 2, 2013.

i)	Cepcolsa – Agreement for the Purchase and Sale of Crude Petroleum under the Garibay Contract between Petrolifera Petroleum (Colombia) Limited and Cepcolsa, executed on May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

j)	Cepcolsa – Agreement for the Purchase and Sale of Crude Petroleum under the Llanos 22 Contract between Gran Tierra Energy Colombia Ltd. and Cepcolsa, executed May 30, 2013, effective April 1, 2013, expiring March 31, 2014.

Exhibit E – Page 2

6)	Equitable Mortgage over Shares in Gran Tierra Energy International Holdings Ltd. by Solana Resources Limited, in favor of the Administrative Agent and the Secured Parties.

7)	Notation on Register of Members of Gran Tierra Energy International Holdings Ltd. indicating an equitable mortgage over shares and providing details (with respect to item 6).

8)	Equitable Mortgage over Shares in Petrolifera Petroleum (Colombia) Limited by Gran Tierra Energy International Holdings Ltd. in favor of the Administrative Agent and the Secured Parties .

9)	(i) Notation on Register of Members of Petrolifera Petroleum (Colombia) Limited indicating an equitable mortgage over shares and providing details; and (ii) Entry on Register of Mortgages and Charges of Gran Tierra Energy International Holdings Ltd. (both with respect to item 8).

10)	Equitable Mortgage over Shares in Gran Tierra Energy Cayman Islands Inc. by Gran Tierra International Holdings Ltd. in favor of the Administrative Agent and the Secured Parties.

11)	(i) Notation on Register of Members of Gran Tierra Energy Cayman Islands Inc. indicating an equitable mortgage over shares and providing details; and (ii) Entry on Register of Mortgages and Charges of Gran Tierra Energy International Holdings Ltd. (both with respect to item 10).

12)	Deposit Account Control Agreement (Gran Tierra Energy Colombia) and Deposit Account Control Agreement (Petrolifera).

13)	Canadian Securities Pledge Agreement from Gran Tierra Energy Inc. respecting the shares of Gran Tierra Callco ULC and 1203647 Alberta Inc., from Gran Tierra Callco ULC respecting the shares of Gran Tierra Exchangeco Inc., from Gran Tierra Exchangeco Inc. and Gran Tierra Goldstrike Inc. respecting the shares of Solana Resources Limited, from 1203647 Alberta Inc. respecting the shares of Gran Tierra Goldstrike Inc. and from Gran Tierra Energy Cayman Islands Inc. respecting the shares of Gran Tierra Energy Canada ULC.

14)	Stock powers of attorney or other transfer documents with respect to item 13

15)	Canadian Security Agreement from Gran Tierra Energy Inc., Gran Tierra Exchangeco Inc., Solana Resources Limited, Gran Tierra Callco ULC, 1203647 Alberta Inc., Gran Tierra Goldstrike Inc. and Gran Tierra Energy Canada ULC.

16)	Registration of Financing Statements at the Personal Property Registry of Alberta (and each other applicable jurisdiction) in respect of items 13 and 15, by Norton Rose Fulbright Canada LLP

17)	Deed of Charge from Gran Tierra Energy Colombia, Ltd. to the Administrative Agent in respect of Deposit Account Control Agreement (Gran Tierra Energy Colombia).

18)	Deed of Charge from Petrolifera to the Administrative Agent in respect of and Deposit Account Control Agreement (Petrolifera).

Exhibit E – Page 3

Exhibit F

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower:	Gran Tierra Energy International Holdings Ltd.

4.	Administrative Agent:	The Bank of Nova Scotia

5.	Credit Agreement:	The Credit Agreement dated as of September 18, 2015 among Gran Tierra Energy International Holdings Ltd., as Borrower, the Parent, The Bank of Nova Scotia, as Administrative Agent and the Lenders parties thereto.

6.	Assigned Interest:

2 Select as applicable.

Exhibit F – Page 1

Maximum Revolving Credit Amount Assigned	Percentage Assigned of Aggregate Maximum Revolving Credit Amounts*		Term Loans Assigned	Percentage Assigned of Aggregate Term Loans*
		%			%
		%			%
		%			%

Effective Date: ____________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

* each total and partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, including, without limitation, a pro rata portion of its Revolving Credit Commitment, Maximum Revolving Credit Amount, LC Exposure, participations in Letters of Credit, outstanding Revolving Loans and outstanding Term Loans

Exhibit F – Page 2

[Consented to and]3 Accepted:

The Bank of Nova Scotia, as
Administrative Agent

By:
Name:
Title:

[Consented to:]4

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F – Page 3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F – Page 1

EXHIBIT G

Petrolatina Constitutional Document Amendments

Company Number: 05173588

COMPANIES ACT 2006

COMPANY LIMITED BY SHARES

WRITTEN MEMBERS RESOLUTION

of

PETROLATINA ENERGY LIMITED (the “Company”)

Circulation Date ________ 2016

WHEREAS:

1.1	Whereas, pursuant to a purchase and sale agreement dated 30 June, 2016 between (1) Gran Tierra Energy International Holdings Ltd (“GTIH”), (2) Gran Tierra Energy Inc. (“GTE”) and (3) Tribeca Oil & Gas Inc., Macquarie Bank Limited and Rorick Ventures Group Inc. (being the majority of the Company’s shareholders) and the Company, GTIH has acquired beneficial title to 100% of the ordinary shares in the capital of the Company and the Company is now a wholly owned subsidiary of GTE;

1.2	GTIH is party to certain loans (the “Loans”) on the terms and conditions contained in a credit agreement, between (1) GTE (as Parent), (2) GTIH (as borrower) (the “Borrower”), (3) the Bank of Nova Scotia, as (administrative agent) (the “Administrative Agent”) and (4) the Lenders party thereto, originally dated as of September 18, 2015, (as amended, supplemented or otherwise modified prior to the date hereof, (the “Credit Agreement”); and

1.3	it is a condition of the Credit Agreement that GTIH grants inter alia a charge over the shares of the Company in favour of the Administrative Agent in respect of the payment and performance of, inter alia, the obligations of GTE and GTIH under the Credit Agreement. Consequently the Company is required to make certain amendments to its Articles of Association as set out below (the “Amendments”).

RESOLUTION

Accordingly, pursuant to Chapter 2 of Part 13 Companies Act 2006, the directors of the Company propose the following resolution be passed as a special resolution (the “Resolution”) THAT, the articles of association of the Company be and are hereby amended by the addition as paragraph 4.3 thereof of the following:

Exhibit G – Page 1

4.3           “Notwithstanding anything otherwise provided in these articles (whether by way of or in relation to pre-emption rights, restrictions on, or conditions applicable to, share transfers, or otherwise), the directors shall not decline to register any transfer of shares (a "Transfer") nor suspend registration thereof:

4.3.1  where such Transfer is in favour of any person to which shares have been charged or mortgaged in relation to the Credit Agreement (as defined below) and any nominee of any of the above (in each case a "Secured Party") and the Transfer is as contemplated by, or pursuant to, any mortgage or charge of shares or any call or other share option granted in favour of a Secured Party under or in connection with a credit agreement between (1) GTE (as Parent), (2) GTIH (as borrower) (the “Borrower”), (3) the Bank of Nova Scotia, as (administrative agent) (the “Administrative Agent”) and (4) the Lenders party thereto, originally dated as of September 18, 2015, (as amended, supplemented or otherwise modified prior to the date hereof, (the “Credit Agreement”) (a "Security"); or

4.3.2  where such Transfer is delivered to the Company for registration by or on behalf of a Secured Party in order to register the Secured Party as legal owner of the shares or in order to transfer the shares to a third party upon disposal or realisation of shares following the Secured Party having become entitled to exercise or enforce its rights under any such Security; or

4.3.3  where such Transfer is executed by;

(a)      a Secured Party;

(b)      any third party transferee selected by the Secured Party in their absolute discretion; or

(c)      any receiver (or similar officer),

pursuant to the power of sale or the power of transfer under such Security.

and a certificate by any officer of the Secured Party that the relevant Transfer is within paragraphs 12.2.1 to 3 above shall be conclusive evidence of that fact and the directors shall register the relevant Transfer promptly following receipt thereof. Any provision of these Articles that purports to create a lien or security over any share shall not apply where a Secured Party has a charge or mortgage over that share and no notice of intended forfeiture may be given pursuant to the articles of association of the Company or otherwise in respect of any such share. Notwithstanding anything to the contrary contained in these articles; no Transferor or proposed Transferor of any shares in the Company to a Secured Party and no Secured Party shall be required to offer the shares which are or are to be the subject of any Transfer to the shareholders for the time being of the Company or any of them, and no such shareholder shall have any right under these articles or under any agreement or otherwise to require those shares to be offered to or transferred to it whether for consideration or not.

__________________________________

For and on behalf of

Gran Tierra Energy International Holdings Ltd.

Exhibit G – Page 2

Notes:

1.	If you agree with the Resolution, please indicate your agreement by signing and dating this document where indicated above and returning it to the Company using one of the following methods:

▪	E-mail: by attaching a scanned copy of the signed document to an e-mail and sending it to davidhardy@grantierra.com. Please enter “Written resolution” in the e-mail subject box.

▪	In writing to [•]

If you do not agree to the Resolution, you do not need to do anything: you will not be deemed to agree if you fail to reply.

2.	Once you have indicated your agreement to the Resolution, you may not revoke your agreement.

3.	Unless, within 28 days of the Circulation Date, sufficient agreement has been received for the Resolution to pass, they will lapse. If you agree to the Resolution, please ensure that your agreement reaches us before or during this date.

4.	In the case of joint holders of shares, only the vote of the senior holder who votes will be counted by the Company. Seniority is determined by the order in which the names of the joint holders appear in the register of members.

5.	If you are signing this document on behalf of a person under a power of attorney or other authority please send a copy of the relevant power of attorney or authority when returning this document.

Exhibit G – Page 3

Schedule 1.02(a)

Hydrocarbon Properties/Concession Agreements

BLOCK	DESCRIPTION	EFFECTIVE DATE	PARTIES
Santana[1]	Shared Risk Contract Ecopetrol S.A.	July 27, 1987	Ecopetrol S.A., Gran Tierra Energy Colombia Ltd.
Azar[1]	Exploration and Exploitation Contract	October 12, 2006	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., Geoadinpro Ltda
Magdalena[1]	Exploration and Exploitation Contract	September 15, 2009	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Guachiria Norte[1]	Exploration and Exploitation Contract	December 21, 2004	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited, Lewis Energy Colombia, Inc.
Magangue[5]	Association Contract – Ecopetrol S.A.	January 1, 1990	Ecopetrol S.A., Petrolifera Petroleum (Colombia) Limited
Sierra Nevada[1]	Exploration and Exploitation Contract	April 11, 2007	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Guayuyaco	Association Contract – Ecopetrol S.A.	September 30, 2002	Ecopetrol S.A., Gran Tierra Energy Colombia Ltd., Petrolifera Petroleum (Colombia) Limited
Chaza	Exploration and Exploitation Contract	June 27, 2005	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., Petrolifera Petroleum (Colombia) Limited
Putumayo Piedemonte Norte	Exploration and Exploitation Contract	June 17, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd, Cepcolsa
Putumayo Piedemonte Sur	Exploration and Exploitation Contract	June 17, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
PUT- 10	Exploration and Exploitation Contract	March 16, 2010	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Cauca 6	Technical Evaluation Contract	March 16, 2011	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Cauca 7	Technical Evaluation Contract	March 16, 2011	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd.
Sinú 1	Technical Evaluation Contract	November 29, 2012	Agencia Nacional de Hidrocarburos, Consorcio Gran Tierra Energy Colombia Ltd - Pluspetrol

5 Awaiting signature of termination minutes.

Schedule 1.02(a) – Page 1

BLOCK	DESCRIPTION	EFFECTIVE DATE	PARTIES
Sinú 3	Exploration and Exploitation Contract	November 29, 2012	Agencia Nacional de Hidrocarburos, Consorcio Gran Tierra Energy Colombia Ltd - Perenco
Llanos 22	Exploration and Exploitation Contract	February 5, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd, Cepcolsa
Garibay	Exploration and Exploitation Contract	October 25, 2005	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited, Cepcolsa, Jilguero Oil field Unitized
Catguas	Exploration and Exploitation Contract	November 2005	Agencia Nacional de Hidrocarburos, Petrolifera Petroleum (Colombia) Limited
Put-1	Exploration and Exploitation Contract	March 31, 2009	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., Lewis Energy Colombia Inc.
Put-31	Exploration and Exploitation Contract	September 3, 2014	Agencia Nacional de Hidrocarburos, Gran Tierra Energy Colombia Ltd., PetroAmerican International Colombia Corp
Put-4[6]	Exploration and Exploitation Contract	January 23, 2009	Agencia Nacional de Hidrocarburos Gran Tierra Energy Colombia Ltd Petronorte Ltd.

6 Awaiting assignment approval from ANH – no actual interest yet.

Schedule 1.02(a) – Page 2

Schedule 1.02(b)

Eligible Buyers

1.	Petroleo Brasileiro SA

2.	Emerald Energy Plc Sucursal Colombia

3.	Gunvor Colombia SAS

4.	Cepcolsa

5.	Kronos Energy S.A. ESP.

6.	Comercializadora de Energía, GAS y servicio S.A ESP GEACOM

7.	Equion Energy Limited S.A.

8.	Pacific Stratus Energy Colombia Corp

9.	Hocol S.A.

10.	Core Petroleum LLC

11.	SurEnergy S.A.S ESP

12.	Gunvor SA

Schedule 1.02(b) – Page 1

Schedule 1.02(c)

Offtake Agreements

1)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS. and Petrolifera Petroleum (Colombia) Limited, executed on December 3, 2012, effective December 3, 2012, expiring December 2, 2015.

2)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Gunvor Colombia SAS. and Gran Tierra Energy Colombia Ltd, executed on December 3, 2012, effective December 3, 2012, expiring December 2, 2015.

3)	Agreement for the Purchase and Sale of Crude Petroleum under the Garibay E&P Contract between Gunvor Colombia SAS. and Petrolifera Petroleum (Colombia) Limited executed on February 5, 2015, effective February 1, 2015, expiring January 31, 2016.

4)	Agreement for the Purchase and Sale of Crude Petroleum under the LL-22 E&P Contract between Gunvor Colombia SAS. and Gran Tierra Energy Colombia Ltd, executed on February 5, 2015, effective February 1, 2015, expiring January 31, 2016.

5)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&E Contract between Ecopetrol S.A. and Petrolifera Petroleum (Colombia) Limited, executed on December 1, 2014, effective December 1, 2014, expiring November 30, 2015.

6)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&P Contract between Ecopetrol S.A. and Gran Tierra Energy Colombia Ltd executed on December 1, 2014, effective December 1, 2014, expiring November 30, 2015.

7)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&E Contract and Guayuyaco Association Contract between Hocol S.A. and Petrolifera Petroleum (Colombia) Limited, executed on April 1, 2014, effective April 1, 2014, expiring March 31, 2015.

8)	Agreement for the Purchase and Sale of Crude Petroleum under the Chaza E&E Contract and Guayuyaco Association Contract between Hocol S.A. and Gran Tierra Energy Colombia Ltd, executed on April 1, 2014, effective April 1, 2014, expiring March 31, 2015.

9)	Agreement for the Purchase and Sale of Gas under the Llanos 22 Contract between Kronos Energy S.A. ESP and Gran Tierra Energy Colombia Ltd, executed on April 23, 2013, effective April 23, 2013, expiring September 30, 2016.

10)	Agreement for the Purchase and Sale of Gas under the Llanos 22 Contract between Surenergy S.A.S. E.S.P. and Gran Tierra Energy Colombia Ltd, executed on May 6, 2015, effective April 13, 2015, expiring April 12, 2016.

11)	Agreement for the Purchase and Sale of NAPO Crude Oil FOB at Esmeraldas, Ecuador between Gunvor S.A. and Gran Tierra Energy Colombia Ltd, executed on December 19, 2014, effective December 19, 2014, expiring January 31, 2016.

12)	Agreement for the Purchase and Sale of NAPO Crude Oil FOB at Esmeraldas, Ecuador between Gunvor S.A. and Petrolifera Petroleum (Colombia) Limited, executed on December 19, 2014, effective December 19, 2014, expiring January 31, 2016.

Schedule 1.02(d) – Page 1

13)	Agreement for the Purchase and Sale of NAPO Crude Oil FOB at Esmeraldas, Ecuador between Core Petroleum LLC and Gran Tierra Energy Colombia Ltd, executed on February 27, 2015, effective February 24, 2015, expiring January 31, 2016.

14)	Agreement for the Purchase and Sale of NAPO Crude Oil FOB at Esmeraldas, Ecuador between Core Petroleum LLC and Petrolifera Petroleum (Colombia) Limited, executed on February 27, 2015, effective February 24, 2015, expiring January 31, 2016.

15)	Mandate agreement for the disposal of gas under the LLA-22 Contract (not acquired by Kronos Energy S.A. ESP or Surenergy S.A.S. E.S.P.) executed between Cepsa Colombia S.A. (agent) and Gran Tierra Energy Colombia Ltd. on April 23, 2013, effective April 23, 2013, expiring October 22, 2015.

Schedule 1.02(d) – Page 2

Schedule 1.02(d)

Guarantors

Gran Tierra Exchangeco Inc.

Gran Tierra Resources Limited

Petrolifera Petroleum (Colombia) Limited

Gran Tierra Callco ULC

Gran Tierra Energy Cayman Islands Inc.

1203647 Alberta Inc.

Gran Tierra Energy Colombia, Ltd.

Gran Tierra Goldstrike Inc.

Argosy Energy, LLC

Gran Tierra Energy Canada ULC

PELE

Petrolatina (CA) Limited.

Taghmen Argentina Limited

Taghmen Colombia, S.L.U.

RL Petroleum Corp.

North Riding Inc.

Petroleos Del Norte S.A.

Gran Tierra Colombia Inc.

Gran Tierra (PUT-7) Limited

Gran Tierra International (Colombia) Corp.

Gran Tierra Energy Corp.

Gran Tierra P&G Corp.

Schedule 1.02(d) – Page 1

Schedule 7.05

Litigation

1.          Ecopetrol S.A. (“Ecopetrol”) vs. Gran Tierra Energy Colombia, Ltd. and Petrolifera Petroleum (Colombia) Ltd (collectively “GTEC”)

GTEC and Ecopetrol, the contracting parties of the Guayuyaco Association Contract, are engaged in a dispute regarding the interpretation of the procedure for allocation of oil produced and sold during the long-term test of the Guayuyaco-1 and Guayuyaco-2 wells, prior to GTEC's purchase of the companies originally involved in the dispute. There was no agreement between the parties, and Ecopetrol filed a lawsuit in the Contravention Administrative Tribunal in the District of Cauca (the “Tribunal”) regarding this matter. During 2013, the Tribunal ruled in favor of Ecopetrol and awarded Ecopetrol 44,025 bbl of oil. GTEC has filed an appeal of the ruling to the Supreme Administrative Court (Consejo de Estado) in a second instance procedure. At June 30, 2015, and December 31, 2014, Gran Tierra Energy Inc. (“Gran Tierra”) had accrued $2.4 million in the interim unaudited condensed consolidated financial statements in relation to this dispute.

2.          GTEC vs. Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency) (“ANH”)

Gran Tierra’s production from the Costayaco Exploitation Area is subject to an additional royalty (the “HPR royalty”), which applies when cumulative gross production from an Exploitation Area is greater than five MMbbl. The HPR royalty is calculated on the difference between a trigger price defined in the Chaza Block exploration and production contract (the “Chaza Contract”) and the sales price. ANH has interpreted the Chaza Contract as requiring that the HPR royalty must be paid with respect to all production from the Moqueta Exploitation Area and initiated a noncompliance procedure under the Chaza Contract, which was contested by Gran Tierra because the Moqueta Exploitation Area and the Costayaco Exploitation Area are separate Exploitation Areas. ANH did not proceed with that noncompliance procedure. Gran Tierra also believes that the evidence shows that the Costayaco and Moqueta fields are two clearly separate and independent hydrocarbon accumulations. Therefore, it is Gran Tierra’s view that, pursuant to the terms of the Chaza Contract, the HPR royalty is only to be paid with respect to production from the Moqueta Exploitation Area when the accumulated oil production from that Exploitation Area exceeds five MMbbl. Discussions with the ANH have not resolved this issue and Gran Tierra has initiated the dispute resolution process under the Chaza Contract by filing on January 14, 2013, an arbitration claim before the Center for Arbitration and Conciliation of the Chamber of Commerce of Bogotá, Colombia, seeking a decision that the HPR royalty is not payable until production from the Moqueta Exploitation Area exceeds five MMbbl. Gran Tierra supplemented its claim on May 30, 2013. The ANH filed a response to the claim seeking a declaration that its interpretation is correct and a counterclaim seeking, amongst other remedies, declarations that Gran Tierra breached the Chaza Contract by not paying the disputed HPR royalty, that the amount of the alleged HPR royalty is payable, and that the Chaza Contract be terminated. Gran Tierra filed a response to the ANH's counterclaim and filed its comments on the ANH's responses to Gran Tierra's claim. The ANH filed an amended counterclaim and Gran Tierra filed a response to the ANH's amended counterclaim. On April 30, 2015, total cumulative production from the Moqueta Exploitation Area reached 5.0 MMbbl and Gran Tierra commenced paying the HPR royalty payable on production over that threshold. The estimated compensation which would be payable on cumulative production if the ANH's claims are accepted in the arbitration is $66.3 million plus related interest of $24.8 million. Gran Tierra also disagrees with the interest rate that the ANH has used in calculating the interest cost. Gran Tierra asserts that since the HPR royalty is denominated in the U.S. dollar, the contract requires the interest rate to be three-month LIBOR plus 4%, whereas the ANH has applied the highest legally authorized interest rate on Colombian peso liabilities, which during the period of production to date has averaged approximately 29% per annum. At March 31, 2015, based on an interest rate of three-month LIBOR plus 4% related interest would be $4.9 million. At this time no amount has been accrued in the interim unaudited condensed consolidated financial statements nor deducted from Gran Tierra's reserves for the disputed HPR royalty as Gran Tierra does not consider it probable that a loss will be incurred.

Schedule 7.05 – Page 1

Additionally, the ANH and Gran Tierra are engaged in discussions regarding the interpretation of whether certain transportation and related costs are eligible to be deducted in the calculation of the HPR royalty. Discussions with the ANH are ongoing. Based on the Gran Tierra's understanding of the ANH's position, the estimated compensation which would be payable if the ANH’s interpretation is correct could be up to $42.1 million as at June 30, 2015. At this time no amount has been accrued in the interim unaudited condensed consolidated financial statements as Gran Tierra does not consider it probable that a loss will be incurred.

Schedule 7.05 – Page 2

Schedule 7.06

Environmental Matters

None.

Schedule 7.06 – Page 1

Schedule 7.13

Subsidiaries

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
Gran Tierra Callco ULC	Alberta	100%	Shares	Gran Tierra Energy Inc.

1203647 Alberta Inc.	Alberta	100%	Shares	Gran Tierra Energy Inc.

Gran Tierra Exchangeco Inc.	Alberta	100%	Shares	Gran Tierra Callco ULC

Gran Tierra Goldstrike Inc.	Alberta	100%	Shares	1203647 Alberta Inc.

Solana Resources Limited	Alberta	99.99999%	Shares	Gran Tierra Exchangeco Inc.

	Alberta	0.00001	Shares	Gran Tierra Goldstrike Inc.

Gran Tierra Argentina Holdings ULC	Alberta	100%	Shares	Solana Resources Limited

Gran Tierra Energy International Holdings Ltd.	Cayman Islands	100%	Shares	Solana Resources Limited

Gran Tierra Luxembourg Holdings Sarl	Luxembourg	100%	Shares	Gran Tierra Energy International Holdings Ltd.

Gran Tierra Finance (Luxembourg) Sarl	Luxembourg	53.8%	Common Shares	Gran Tierra Luxembourg Holdings Sarl

	Luxembourg	46.2%	Preferred Shares	Gran Tierra Energy International Holdings Ltd.

Gran Tierra Energy Brasil Ltda.	Brazil	3.14%%	Quotas	Gran Tierra Finance (Luxembourg) Sarl

	Brazil	96.86%	Quotas	Gran Tierra Brazco (Luxembourg) Sarl

Schedule 7.13 – Page 2

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
Gran Tierra Brazco (Luxembourg) Sarl	Luxembourg	100%	Shares	Gran Tierra Finance (Luxembourg) Sarl

Petrolifera Petroleum (Colombia) Limited	Cayman Islands	100%	Shares	Gran Tierra Energy International Holdings Ltd.

Petrolifera Petroleum (Colombia) Limited	Colombia Branch	100%	Shares	Petrolifera Petroleum (Colombia) Limited (organized in Cayman Islands)

Gran Tierra Energy Cayman Islands Inc.	Cayman Islands	100%	Shares	Gran Tierra Energy International Holdings Ltd.

Argosy Energy LLC	Delaware	100%	Membership Interest	Gran Tierra Energy Cayman Islands Inc.

Grand Tierra Energy Canada ULC	Alberta	100%	Shares	Gran Tierra Energy Cayman Islands Inc.

Gran Tierra Energy Colombia, Ltd.	Utah	99.2857%	Partnership Interests	Gran Tierra Energy Cayman Islands Inc.

	Utah	0.7143%	Partnership Interests	Argosy Energy LLC

Gran Tierra Energy Colombia Ltd.	Colombia Branch	100%	Shares	Gran Tierra Energy Colombia, Ltd. (organized in Utah)

Gran Tierra Energy International (Peru) Holdings B.V.	Curacao	100%	Shares	Gran Tierra Energy International Holdings Ltd.

Petrolifera Petroleum (Peru) Limited	Barbados	100%	Shares	Gran Tierra Energy International (Peru) Holdings B.V.

Schedule 7.13 – Page 3

Subsidiary	Jurisdiction of Organization	Percentage of Equity Interests Owned	Nature of Ownership	Owner
Petrolifera Petroleum Del Peru S.A.C.	Peru	96.61%	Shares	Petrolifera Petroleum (Peru) Limited

	Peru	3.39%	Shares	Gran Tierra Energy Peru B.V.

Gran Tierra Energy Peru B.V.	Curacao	100%	Shares	Gran Tierra Energy International (Peru) Holdings B.V.

Gran Tierra Energy Peru S.R.L.	Peru	96.7%	Shares	Gran Tierra Energy International (Peru) Holdings B.V.

	Peru	3.3%	Shares	Gran Tierra Energy Peru B.V.

Schedule 7.13 – Page 4

Schedule 7.18

Swap Agreements

None.

Schedule 7.18 – Page 1

Schedule 9.02

Debt

Lender	Borrower	Amount Owed (USD)
Borrower (GTEIH)	Gran Tierra Energy Peru S.R.L	1,961,000

Borrower (GTEIH)	Gran Tierra Energy International (Peru) Holdings BV	354,742,950

Borrower (GTEIH)	Gran Tierra Energy Peru B.V	13,656,934

Borrower (GTEIH)	Gran Tierra Finance (Luxembourg) Sarl	47,841,421

Borrower (GTEIH)	Gran Tierra Brazco (Luxembourg) Sarl	2,667,583

Borrower (GTEIH)	Petrolifera Petroleum (Peru) Limited	44,311,755

Borrower (GTEIH)	Petrolifera Petroleum Del Peru S.A.C	12,954,000

Parent (GTE Nevada)	Gran Tierra Energy Peru S.R.L	18,429,009

Parent (GTE Nevada)	Gran Tierra Energy Internationl (Peru) Holdings BV	8,914

Parent (GTE Nevada)	Gran Tierra Energy Peru B.V	2,737

Parent (GTE Nevada)	Petrolifera Petroleum Del Peru S.A.C	2,292,612

Parent (GTE Nevada)	Gran Tierra Energy Brasil Ltda.	15,412,562

Gran Tierra Energy Peru S.R.L	Gran Tierra Energy Canada ULC	56,639

Gran Tierra Energy Peru S.R.L	Petrolifera Petroleum Del Peru S.A.C	775,120

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Luxembourg Holdings Sarl	91,676

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Brazco (Luxembourg) Sarl	60,612

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Energy Brasil Ltda.	40,460,723

Petrolifera Petroleum Peru Limited	Gran Tierra Energy Peru B.V	440,700

Solana Resources Ltd.	Gran Tierra Energy Peru S.R.L	10,086

Solana Resources Ltd.	Gran Tierra Energy Brasil Ltda.	904,178

Schedule 9.02 – Page 2

Schedule 9.03

Liens

None.

Schedule 9.03 – Page 1

Schedule 9.05

Investments

Subsidiaries

Owner	Subsidiary	Amount (USD)
GTE International (Peru) Holdings B.V	Gran Tierra Energy Peru S.R.L	85,594,749

GTE International (Peru) Holdings B.V	Gran Tierra Energy Peru B.V	124,661

GTE International (Peru) Holdings B.V	Petrolifera Petroleum (Peru) Ltd.	52,862,795

Gran Tierra Energy Peru B.V.	Gran Tierra Energy Peru S.R.L	2,921,275

Gran Tierra Energy Peru B.V.	Petrolifera Petroleum Del Peru S.A.C	1,991,584

Borrower (GTEIH)	Gran Tierra International (Peru) Holdings BV	67,964,796

Borrower (GTEIH)	Gran Tierra Finance (Luxembourg) SARL	59,836,486

Borrower (GTEIH)	Gran Tierra Luxembourg Holdings	86,789,920

Gran Tierra Finance (Luxembourg) SARL	Gran Tierra Brazco (Luxembourg) SARL	896,096

Gran Tierra Finance (Luxembourg) SARL	Gran Tierra Energy Brasil Ltda.	142,168,236

GTE Luxembourgh Holdings	Gran Tierra Finance (Luxembourg) SARL	86,789,920

GTE Brazco (Luxembourg) Sarl	Gran Tierra Energy Brasil Ltda.	3,563,679

Petrolifera Petroleum (Peru) LTD	Petrolifera Petroleum Del Peru S.A.C.	96,428,580

Schedule 9.05 – Page 1

Loans

Lender	Borrower	Amount Owed (USD)
Borrower (GTEIH)	Gran Tierra Energy Peru S.R.L	1,961,000

Borrower (GTEIH)	Gran Tierra Energy International (Peru) Holdings BV	354,742,950

Borrower (GTEIH)	Gran Tierra Energy Peru B.V	13,656,934

Borrower (GTEIH)	Gran Tierra Finance (Luxembourg) Sarl	47,841,421

Borrower (GTEIH)	Gran Tierra Brazco (Luxembourg) Sarl	2,667,583

Borrower (GTEIH)	Petrolifera Petroleum (Peru) Limited	44,311,755

Borrower (GTEIH)	Petrolifera Petroleum Del Peru S.A.C	12,954,000

Parent (GTE Nevada)	Gran Tierra Energy Peru S.R.L	18,429,009

Parent (GTE Nevada)	Gran Tierra Energy Internationl (Peru) Holdings BV	8,914

Parent (GTE Nevada)	Gran Tierra Energy Peru B.V	2,737

Parent (GTE Nevada)	Petrolifera Petroleum Del Peru S.A.C	2,292,612

Parent (GTE Nevada)	Gran Tierra Energy Brasil Ltda.	15,412,562

Gran Tierra Energy Peru S.R.L	Petrolifera Petroleum Del Peru S.A.C	775,120

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Luxembourg Holdings Sarl	91,676

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Brazco (Luxembourg) Sarl	60,612

Gran Tierra Finance (Luxembourg) Sarl	Gran Tierra Energy Brasil Ltda.	40,460,723

Petrolifera Petroleum Peru Limited	Gran Tierra Energy Peru B.V	440,700

Solana Resources Ltd.	Gran Tierra Energy Peru S.R.L	10,086

Solana Resources Ltd.	Gran Tierra Energy Brasil Ltda.	904,178

Schedule 9.05 – Page 2

Schedule 9.13

Transactions with Affiliates

Service Agreements

Provider	Recipient	Date	Services
Solana Resources Limited	Gran Tierra Energy Inc.	1/16/2015	Technical, Consulting, Administrative

Gran Tierra Energy Canada ULC	Solana Resources Limited	1/16/2015	Employment Agency Agreement

Gran Tierra Energy Inc.	Gran Tierra Energy Colombia, Ltd.	4/2/2012	Technical, Consulting, Administrative

Gran Tierra Energy Inc.	Petrolifera Petroleum (Colombia) Limited	4/2/2012	Technical, Consulting, Administrative

Schedule 9.13 – Page 1

Schedule 12.21

The Administrative Agent as Security Trustee

1.	Administrative Agent as holder of security

Unless expressly provided to the contrary, the Administrative Agent holds any security created by any UK Security Instrument on trust for the Secured Parties. The perpetuity period for such trust is 125 years.

2.	Responsibility

The Administrative Agent is not liable or responsible to any other Secured Party for:

(a)	any failure in perfecting or protecting the security created by such UK Security Instrument; or

(b)	any other action taken or not taken by it in connection with such UK Security Instrument, unless directly caused by its gross negligence or wilful misconduct.

3.	Powers supplemental

The rights, powers and discretions conferred upon the Administrative Agent by such UK Security Instrument shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Administrative Agent by general law or otherwise.

4.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by such UK Security Instrument. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of such UK Security Instrument, the provisions of such UK Security Instrument shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of such UK Security Instrument shall constitute a restriction or exclusion for the purposes of that Act.

5.	Title

The Administrative Agent may accept, without enquiry, the title (if any) the Chargor party to such UK Security Instrument may have to any asset over which security is intended to be created by such UK Security Instrument.

6.	Possession of documents

The Administrative Agent is not obliged to hold in its own possession such UK Security Instrument or any title deed or other document in connection with any asset over which security is intended to be created by such UK Security Instrument. Without prejudice to the above, the Administrative Agent may allow any bank providing safe custody services or any professional adviser to the Administrative Agent to retain any of those documents in its possession.

Schedule 12.21 – Page 1

7.	Investments

Except as otherwise provided in such UK Security Instrument, all moneys received by the Administrative Agent under such UK Security Instrument may be invested in the name of, or under the control of, the Administrative Agent in any investments selected by the Administrative Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Administrative Agent at any bank or institution (including itself) and upon such terms as it may think fit.

8.	Receivers’ Indemnity

In no circumstances shall the Administrative Agent itself be obliged to give an indemnity to any receiver who requires an indemnity as a condition of appointment.

9.	Tax

The Administrative Agent shall have no responsibility whatsoever to any Secured Party as regards any deficiency which might arise because the Administrative Agent is subject to any tax or withholding from any payment made by it under such UK Security Instrument.

Schedule 12.21 – Page 2